As Filed With the Securities and Exchange Commission on February 19, 2004
REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOUNTAIN VALLEY BANCSHARES, INC.

(Name of Small Business Issuer in its Charter)

GEORGIA	6021	02-0714526

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

136 North Main Street
Cleveland, Georgia 30528
(706) 865-1905

(Address and telephone number of principal executive officers)

136 North Main Street
Cleveland, Georgia 30528
(706) 865-1905

(Address of principal place of business or intended principal place of business)

COPIES TO:

MARC J. GREENE	T. KENNERLY CARROLL, JR., ESQ.
136 NORTH MAIN STREET	MICHAEL P. MARSHALL, JR., ESQ.
CLEVELAND, GEORGIA 30528	MILLER & MARTIN LLP
(706) 865-1905	1275 PEACHTREE STREET, N.E.
SEVENTH FLOOR
(Name, address and telephone number	ATLANTA, GEORGIA 30309-3576
of agent for service)	(404) 962-6406

Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment files pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE:

			Proposed Maximum
Tile of Each Class of	Amount to be	Proposed Maximum	Aggregate Offering	Amount of
Securities to be Registered	Registered	Offering Price per Unit *	Price *	Registration Fee
Common stock, no par value	1,000,000	$10.00	$10,000,000	$1,267.00
Warrants to purchase common stock	200,000	**	**	**

* Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

** A warrant to purchase one share of common stock will be issued for every five shares of common stock that are purchased in this offering. No additional consideration will be received by the Registrant for the issuance of these warrants. Accordingly, the calculated proposed maximum offering price for the common stock and registration fee encompasses the warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS DATED          SUBJECT TO COMPLETION
MOUNTAIN VALLEY BANCSHARES, INC.

A Proposed Bank Holding Company for
MOUNTAIN VALLEY BANK

(Proposed)

1,000,000 SHARES OF COMMON STOCK
(Minimum Purchase: 1,000 Shares)

     Mountain Valley Bancshares, Inc. is offering a minimum of 700,000 shares and a maximum of 1,000,000 shares of its common stock to organize Mountain Valley Community Bank, a proposed state bank. For each five (5) shares of common stock purchased a subscriber will also receive a warrant to purchase one (1) share of common stock at an exercise price of $10. Mountain Valley Bancshares’ organizers will offer and sell the common stock on a best-efforts basis without compensation. Prior to this offering, Mountain Valley Bancshares has not conducted active business operations, and there has not been a public market for the shares of common stock. Mountain Valley does not anticipate that a secondary market will develop for the shares of common stock nor does Mountain Valley anticipate that the shares registered pursuant to this offering will be quoted on a bulletin board or in the over-the-counter market.

     Investing in the common stock involves risks which are described in the “Risk Factors” section beginning on page 3 of this prospectus.

     The shares of common stock offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency, and they have not approved or disapproved these securities, or determined whether this prospectus is truthful or complete.

	Per Share	Total Minimum	Total Maximum
Prices to public	$10.00	$7,000,000	$10,000,000
Fees and commissions	-0-	-0-	-0-
Net proceeds, before expenses, to Mountain Valley	$10.00	$7,000,000	$10,000,000

     Neither the Securities and Exchange Commission nor any state securities commission approved or disapproved the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     We will promptly deposit subscription proceeds in an escrow account with our escrow agent, The Banker’s Bank of Atlanta. The escrow agent will hold the subscription proceeds until we receive subscriptions for at least 700,000 shares and satisfy other conditions. We plan to end the offering on _______,unless we decide to end it sooner or extend it. We may extend this date at our discretion for additional periods not exceeding a total of 180 days (i.e._______, ). If we are unable to sell 700,000 shares of common stock or satisfy the other conditions, the escrow agent will return all subscription proceeds to investors, without interest, and we will pay all of Mountain Valley Bancshares’ expenses.

     THE DATE OF THIS PROSPECTUS IS _______.

TABLE OF CONTENTS

Prospectus Summary	1
In General	1
The Offering	1
Terms of the Offering	2
Subscribers’ Warrants	2
Organizers and Management	2
Marketing Strategy and Management Philosophy	2
No Dividend	2
Offering Questions	2
A warning about forward-looking statements	3
Risk factors	3
We have no operating history, anticipate losses and may not be able to implement our business strategy	3
Potential delay in opening may increase our accumulated deficit	4
We may dissolve and liquidate if regulatory conditions are not satisfied	4
Changes in our key personnel or directors may have an adverse effect on our success	4
Industry competition may have an adverse effect on our success	4
Unanticipated changes in interest rates may have an adverse effect on our net interest income	4
Potential adverse effect of unpredictable economic conditions may have an adverse effect on our success	5
Low lending limits may limit our ability to grow	5
Our ability to pay dividends is limited	5
The offering price was arbitrarily determined and therefore may not be indicative of resale value	5
It is unlikely that an active trading market will develop and you could have difficulty in selling your shares	5
Governmental regulation may adversely affect our ability to succeed	6
The deterrent effect of antitakeover provisions may deprive shareholders of opportunities to sell their common stock at a premium over market prices	6
Our directors and officers will be able to exercise significant control over our management and affairs which could limit the influence of other shareholders	6
The offering	6
Minimum/maximum	6
Warrants for Subscribers	6
Organizer subscriptions	7

i

Offering period	7
How to subscribe	7
Company discretion	7
Escrow	8
Release from escrow	8
Plan of distribution	8
Use of proceeds	8
Capitalization	10
Dividends	11
Management’s discussion and analysis of financial condition and plan of operations	11
Liquidity and interest rate sensitivity	12
Capital adequacy	13
Proposed business of Mountain Valley Bancshares and Mountain Valley Community Bank	13
Background	13
Market opportunities	14
Business strategy	15
Lending services	16
Investments	18
Asset and liability management	18
Deposit services	18
Other banking services	18
Marketing and advertising	18
Employees	18
Facilities	19
Management	19
Proposed executive officers and directors of Mountain Valley Bancshares and Mountain Valley Community Bank	19
Committees of the boards of directors	22
Executive compensation	23
2003 compensation	23
Director compensation	23
Employment agreement with Marc Greene	23
Stock option plan	24
Warrants for Organizers	25
Related party transactions	26
Description of capital stock of Mountain Valley Bancshares	27

ii

Common stock	27
Important provisions of the articles of incorporation and bylaws	27
Antitakeover provisions	27
Classification of the board of directors	27
Change in number of directors	27
Removal of directors	28
Advantages and disadvantages of articles 7, 8 and 9	28
Supermajority voting on certain transactions	28
Evaluation of an acquisition proposal	29
Amendment of antitakeover provisions	30
Limitation of liability and indemnification of directors, officers and employees	30
Shares eligible for future sale	31
Supervision and regulation	31
General	31
Payment of dividends	33
Financial Relationship between Mountain Valley Bancshares and Mountain Valley Community Bank	34
Capital adequacy	34
Prompt corrective action	35
Community Reinvestment Act	36
Privacy	37
Fiscal and monetary policy	37
Legal matters	37
Reports to shareholders	37
Experts	38
Additional information	38

iii

Prospectus Summary

Because this is a summary it does not contain all the information that may be important to you, you should read the entire prospectus carefully before you decide whether to purchase the common stock.

In General

     Mountain Valley Bancshares, Inc. is a Georgia corporation that was incorporated to serve as the holding company for Mountain Valley Community Bank, a proposed state bank being organized under the laws of the State of Georgia. We have not commenced business operations, and will not do so until this offering is completed and the requisite approvals of the Georgia Department of Banking and Finance, the Federal Deposit Insurance Corporation and the Federal Reserve are obtained. Upon receipt of required regulatory approvals, we will engage in a general commercial banking business in Cleveland, White County, Georgia, emphasizing the needs of individuals, professionals and small businesses. Our main office will be located at 136 North Main Street. We have filed applications with the Georgia Department of Banking and Finance to obtain a state bank charter, with the FDIC for deposit insurance and with the Federal Reserve for approval for our holding company to be a bank holding company. It is anticipated that we will commence business during the second quarter of 2004, or as soon thereafter as practicable.

     We intend to use the net proceeds of this offering to repay organizational expenses, to purchase, renovate and furnish our office, to fund start up costs associated with commencing the operation of our bank and to capitalize the bank.

     Our objective is to meet the banking needs of our market area by providing high quality banking products and relationship banking services to customers in our market area, and to serve the community with a variety of loan products.

     Our bank’s primary market area consists of White County, Lumpkin County, Northern Hall County and Western Habersham County. All four counties are located in Georgia.

     We believe that a bank in Cleveland, Georgia that is locally owned with local directors and management, and supported by a broad base of local shareholders, is needed in Cleveland and our four county market area.

The Offering

Securities Offered: Up to 1,000,000 shares of common stock, no par value per share, together with warrants to purchase shares of common stock (one warrant for each five shares purchased) at our exercise price of $10.00 per share.

Offering Price: $10.00 per share.

Minimum Subscription: 1,000 shares per investor ($10,000 minimum investment)

Maximum Subscription: 35,000 shares per investor ($350,000 maximum investment)

Outstanding Shares: 700,000 shares of common stock will be outstanding if we sell the minimum number of shares being offered, and 1,000,000 shares will be outstanding if we sell the maximum number of shares.

Use of Proceeds: The proceeds of the offering will be used to capitalize our bank, to pay organizational, preopening and other expenses related to the offering, to purchase and renovate and furnish our office, to fund commencement of the bank’s operations and to provide working capital for the bank’s operations.

Method of Subscription: You may subscribe for our common stock by completing and signing the enclosed Subscription Agreement and forwarding it to us, together with full payment of the subscription price, by check, bank draft or money order drawn to the order of “The Bankers Bank, Escrow Agent for Mountain

Valley Bancshares.” For your convenience, an envelope addressed to us has been provided to you along with this prospectus.

Terms of the Offering

     We will terminate the offering if we have not sold at least 700,000 shares of the common stock by      , unless we decide to extend the offering, at our discretion, for additional periods not to exceed 180 days. Subscription proceeds for shares of the common stock will be deposited with The Bankers Bank, as escrow agent under the terms of an escrow agreement, pending the satisfaction of the offering conditions or termination of the offering.

     Subscriptions are binding on subscribers and may not be revoked without our consent. Offers and sales of the common stock will be made by our proposed officers and directors. The proposed officers and directors will receive no compensation in connection with such activities, but they will be reimbursed for reasonable expenses incurred in the offering.

Subscribers’ Warrants

     For every five (5) shares of common stock that a subscriber purchases in this offering, the subscriber will receive a warrant to purchase one (1) share of common stock at an exercise price of $10 per share. The warrants will be exercisable in whole or in part for up to three years. See “Warrants for Subscribers” at page 6.

Organizers and Management

     We believe that the banking experience of Marc J. Greene, the proposed President and Chief Executive Officer of the bank, and the extensive business experience and contacts of our other organizers in our four county market area will create immediate business opportunities for our bank. Our organizing group consists of ten (10) persons, all of whom live in our market area. All of the members of the organizing group will serve on the initial board of directors of the bank.

     Mr. Greene has over 23 years’ experience in banking. He served from February 1996 to August 2003 as president for the Cleveland region of Regions Bank of White County. He was executive vice president for Pickens County Bank in Jasper from October 1990 to February 1996.

     The organizers, directors and executive officers currently intend to purchase an aggregate of approximately 210,000 shares of common stock to be sold in the offering (30% of the minimum offering and 21% of the maximum offering). The organizers, directors and executive officers may, without notice to you, increase or decrease the amount of common stock which they may purchase in this offering, with the prior approval of the Georgia Department of Banking and Finance.

Marketing Strategy and Management Philosophy

     We believe the current market, as well as the prospects for the future, present an excellent opportunity for a widely-held, locally owned and operated financial institution. A primary reason for our efforts in forming the bank lies in our belief that a community based bank can better identify and serve local banking needs than can a branch or subsidiary of outside banking organizations.

No Dividend

     We do not intend to pay dividends at any time in the foreseeable future.

Offering Questions

     If you have any questions about this offering, you should contact us at (706) 865-1905.

A warning about forward-looking statements

     This prospectus makes forward-looking statements concerning the holding company’s and the bank’s operations, performance, financial conditions and likelihood of success. The public documents also contain forward-looking statements. Forward-looking statements are based on many assumptions and estimates, rather than on historical facts. Consequently, relying on forward-looking statements involves risk and uncertainty. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, generally identify forward-looking statements and should be read carefully. Various economic, regulatory, and technological developments, outside our control, may cause results of operations or performances to differ materially from those expressed in our forward-looking statements.

     As you consider whether to invest in our holding company and bank, you should weigh the risk factors and uncertainties that we face by virtue of being in the banking business. We list and describe these risk factors in the next section.

Risk factors

     An investment in the common stock involves a significant degree of risk. You should not invest in the common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in the common stock.

We have no operating history, anticipate losses and may not be able to implement our business strategy.

     Our bank’s proposed operations are subject to the risks inherent in establishing a new business and specifically to those of opening a new bank. Certain of these inherent risks, including the lack of an operating history, the anticipation of losses and the potential inability to implement business strategies, are discussed in more detail below.

     No operating history. Neither Mountain Valley Bancshares nor Mountain Valley Community Bank has any operating history on which to base any estimate of their future earnings prospects. Mountain Valley Bancshares was only recently formed, and Mountain Valley Community Bank will not receive regulatory approval to begin operations until after this offering is completed. Consequently, you will not have access to historical information that would be helpful in deciding whether to invest in Mountain Valley Bancshares.

     Anticipated losses. Typically, most new banks incur substantial start-up expenses, are not profitable in the first year of operation and, in some cases, are not profitable for several years. Additionally, many of Mountain Valley Community Bank’s loans initially will be new loans to new borrowers. Accordingly, it will take several years to determine the borrowers’ payment histories, and management may not be able to evaluate reliably the quality of the loan portfolio until that time. Our profitability will depend on Mountain Valley Community Bank’s profitability, and we can give no assurance that Mountain Valley Community Bank will ever operate profitably. If we are ultimately unsuccessful, you may not recover all or any part of your investment in the common stock. See “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” (page 11).

     Potential inability to implement business strategies. We have developed a business plan that describes the strategy we intend to implement to achieve profitable operations. The strategy includes hiring and retaining experienced and qualified employees. If we cannot hire or retain qualified employees, or otherwise cannot implement our business strategy, we will be hampered in our ability to develop business and serve our customers, which could have an adverse affect on our financial performance. Even if we successfully implement this strategy, it may not have the favorable impact on operations that we anticipate. See “Proposed Business of Mountain Valley Bancshares and Mountain Valley Community Bank — Business Strategy” (page 13).

Potential delay in opening may increase our accumulated deficit.

     Any delay in Mountain Valley Community Bank’s opening for business will increase our pre-opening expenses and postpone its realization of potential revenues. Such a delay will cause our accumulated deficit to continue to increase as a result of continuing operating expenses such as salaries and other administrative expenses. Although we expect to receive all regulatory approvals and to open for business in the second quarter of 2004, we can give no assurance as to when, if at all, these events will occur.

We may dissolve and liquidate if regulatory conditions are not satisfied.

     Although we have applied for all regulatory approvals required to begin operations, we may not receive final approvals in a timely manner if at all. The closing of this offering is not conditioned upon our receiving final approval to begin business. If after the close of this offering, we do not receive final approval to start banking operations or we do not satisfy other regulatory requirements, we will solicit shareholder approval for dissolution and liquidation of Mountain Valley Bancshares under Georgia law. If Mountain Valley Bancshares is dissolved and liquidated, we will distribute to shareholders our net assets remaining after payment or provision for payment of all claims against Mountain Valley Bancshares. Shareholders will receive only a portion, if any, of their original investment because we will have used the proceeds of the offering to pay all expenses and capital costs incurred by Mountain Valley Bancshares. These expenses would include the expenses of the offering, the organizational and pre-opening expenses of Mountain Valley Bancshares and Mountain Valley Community Bank and the claims of creditors.

Changes in our key personnel or directors may have an adverse effect on our success.

     Mr. Marc J. Greene is important to our success and if he leaves his position with Mountain Valley Bancshares or Mountain Valley Community Bank, our financial condition and results of operations may be adversely affected. Mr. Greene has been instrumental in our organization and will be the key management official in charge of daily business operations. Additionally, our directors’ community involvement and extensive local business relationships are important to our success. If the composition of our Board of Directors changes materially, our growth could be adversely affected. See “Management” (page 19).

Industry competition may have an adverse effect on our success.

     The banking business is highly competitive. Our profitability will depend on our ability to compete successfully. Mountain Valley Community Bank will compete with numerous other lenders and deposit-takers, including other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. We will compete primarily with other financial institutions in our market area, but may also compete with internet banks and financial institutions located throughout the United States for products such as large certificates of deposit. All of our competitors actively solicit business from residents of our market area. Some of these institutions are not subject to the same degree of regulation as we will be and have greater resources than will be available to us. See “Proposed business of Mountain Valley Bancshares and Mountain Valley Community Bank—Market opportunities—Competition” (page 14).

Unanticipated changes in interest rates may have an adverse effect on our net interest income.

     Mountain Valley Community Bank’s operations will depend substantially on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities, such as deposits and borrowings. An increase or decrease in interest rates could have a material adverse effect on the bank’s net income, capital and liquidity. Mountain Valley Community Bank’s earnings and net interest income will be affected by changes in market interest rates and other economic factors beyond our control. While we intend to take measures to guard against interest rate risk, these measures may not be effective in minimizing the exposure to interest rate risk. Also, Mountain Valley Community Bank’s results of operations will be affected by credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System and other fiscal authorities. See “Management’s discussion and analysis of financial condition and plan of operations—Liquidity and interest rate sensitivity” (page 13).

Potential adverse effect of unpredictable economic conditions may have an adverse effect on our success.

     The majority of Mountain Valley Community Bank’s borrowers and depositors will be individuals and businesses located and doing business in the Cleveland, Georgia area. Our success will therefore depend on the general economic conditions in Cleveland, which management cannot predict with certainty. Factors that adversely affect the Cleveland economy could adversely affect Mountain Valley Community Bank’s performance. For example, an adverse change in the local economy would make it more difficult for borrowers to repay their loans, which could lead to loan losses for Mountain Valley Community Bank. See “Proposed business of Mountain Valley Bancshares and Mountain Valley Community Bank” (page 13).

Low lending limits may limit our ability to grow.

     At least during our first years of operations, Mountain Valley Community Bank’s legally mandated lending limits will be lower than those of many of its competitors because it will initially have less capital than many of our competitors. Our lower lending limits may discourage potential borrowers who have lending needs that exceed our limits and this may restrict our ability to grow. We may try to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed. See “Proposed business of Mountain Valley Bancshares and Mountain Valley Community Bank—Lending services-Lending limits” (page 16).

Our ability to pay dividends is limited.

     Mountain Valley Bancshares does not plan to pay dividends in the foreseeable future. Mountain Valley Bancshares will initially have no source of income other than dividends that it receives from Mountain Valley Community Bank. Our ability to pay dividends to you will therefore depend on Mountain Valley Community Bank’s ability to pay dividends to Mountain Valley Bancshares. Bank holding companies and state banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for Mountain Valley Bancshares and Mountain Valley Community Bank to retain and build capital, it will be the policy of our Boards of Directors to reinvest earnings for the period of time necessary to help support the success of their operations. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that our Boards of Directors consider relevant. We can give no assurance that dividends will ever be paid. See “Dividends” (page 11).

The offering price was arbitrarily determined and therefore may not be indicative of resale value.

     Because our holding company was only recently formed and Mountain Valley Community Bank is in the process of being organized, the offering price of $10.00 per share could not be set with reference to historical measures of our financial performance. Therefore, the offering price was determined arbitrarily by the organizers. We did not retain an independent investment banking firm to assist in determining the offering price. Shareholders may not be able to resell the common stock for the offering price or any other amount. See “The offering” (page 6).

It is unlikely that an active trading market will develop and you could have difficulty in selling your shares.

     Prior to the offering, there has been no public trading market for our common stock, and an active trading market is not likely to develop or continue to develop after the offering. If an active trading market does not develop or continue after the offering, you may not be able to sell your shares at or above the price at which these shares are being offered to the public. You should consider carefully the limited liquidity of your investment before purchasing any shares of common stock.

Governmental regulation may adversely affect our ability to succeed.

     Bank holding companies and state banks are subject to extensive state and federal government supervision and regulation. Existing state and federal banking laws and regulations subject us to substantial limitations relating to making loans, purchasing securities, paying dividends and many other aspects of our banking business, and therefore may affect our ability to achieve profitability and to grow. Many of these laws and regulations are intended to protect depositors, the public, and the FDIC, not shareholders. In addition, the burden imposed by federal and state laws and regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant, and sometimes retroactively applied, changes in recent years, and may be subject to significant future changes. Future legislation or government policy may adversely affect the banking industry, our operations and our shareholders. See “Supervision and regulation” (page 31).

The deterrent effect of antitakeover provisions may deprive shareholders of opportunities to sell their common stock at a premium over market prices.

     Our Articles of Incorporation and Bylaws contain antitakeover provisions that may deter an attempt to change or gain control of Mountain Valley Bancshares. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices. These antitakeover provisions include the existence of staggered terms for the directors, restrictions on the ability to change the number of directors or to remove a director, supermajority voting requirements, and flexibility in evaluating proposed actions. See “Description of capital stock of Mountain Valley Bancshares” (page 27) and “Important provisions of the articles of incorporation and bylaws” (page 27).

Our directors and officers will be able to exercise significant control over our management and affairs which could limit the influence of other shareholders.

     After the offering, we anticipate that our directors and executive officers will directly or indirectly own at least 210,000 shares, representing 30% of the minimum and 21% of the maximum number of shares to be sold in this offering. As a result, our directors and executive officers will be able to exercise significant control over Mountain Valley Bancshares’ management and affairs. See “Description of capital stock of Mountain Valley Bancshares” (page 27) and “Important provisions of the articles of incorporation and bylaws” (page 27).

The offering

Minimum/maximum

     Mountain Valley Bancshares is offering a minimum of 700,000 shares and a maximum of 1,000,000 shares of its common stock for a price of $10.00 per share, for a total minimum price of $7,000,000 and a total maximum price of $10,000,000. The minimum purchase for any investor is 1,000 shares of common stock, unless Mountain Valley Bancshares, in its sole discretion, accepts a subscription for a lesser number of shares. The maximum purchase for any investor is 35,000 shares of common stock, unless Mountain Valley Bancshares, in its sole discretion, accepts a subscription for a greater number of shares.

Warrants for Subscribers

     For every five (5) shares of common stock that a subscriber purchases under this offering, the subscriber will receive a warrant to purchase one (1) share of common stock at an exercise price of $10.00 per share. The warrants will be exercisable in whole or in part at any time for a period of three (3) years from the date of the capitalization of Mountain Valley Bancshares. No fractional warrants will be issued; fractional warrants will be rounded down to the nearest whole warrant. The warrants may be exercised by the payment of the warrant exercise price in cash, check, or money order. Holders of warrants, as such, will not have any voting or other rights as shareholders of Mountain Valley Bancshares. The warrants are detachable from the shares and may be transferred separately. Both the purchase price and the number of shares available for purchase under the warrants are subject to anti-dilutive adjustments upon the occurrence of certain events such as a stock dividend, stock split or a reclassification of common stock.

     The warrant provides that Mountain Valley Bancshares may, without the consent of the holders of the warrants, make changes in the warrant that are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake in the warrant, add to the covenants and agreements that Mountain Valley Bancshares is required to observe, or result in the surrender of any right or power reserved or conferred upon Mountain Valley Bancshares in the warrant. However, Mountain Valley Bancshares may not make changes which will adversely affect, alter, or change the rights of the holders of the warrants.

     In the event Mountain Valley Bancshares merges or consolidates with or into any other corporation, or otherwise transfers its property, assets, and business substantially in its entirely to a successor corporation, there will thereafter be deliverable upon any exercise of a warrant the number of shares of common stock or other securities or property (including cash) to which a holder of the number of shares of common stock which would otherwise have been deliverable upon the exercise of such warrant would have been entitled upon such merger, consolidation, sale or transfer, if such warrant had been exercised in full immediately prior thereto.

Organizer subscriptions

     The organizers of Mountain Valley Bancshares intend to purchase a total of 210,000 shares of common stock in this offering. This represents 30% of the minimum and 21% of the maximum number of shares to be sold in this offering. Subject to the approval of the Georgia Department of Banking and Finance, organizers may also acquire additional shares of the common stock in order to achieve the minimum subscription level necessary to release subscription proceeds from escrow.

     Each organizer will be granted for each share purchased one (1) warrant to purchase an additional share at an exercise price of $10 per share. See “Executive compensation-Warrants for organizers” (page 25). These warrants are separate from and will be issued in addition to the warrants that will be issued to all subscribers generally, which are described in “The Offering – Warrants for Subscribers.”

Offering period

     The offering period for the shares will end when all of the shares of the common stock are sold or 5:00 p.m., Georgia time, on_______, whichever occurs first. We may extend this date at our discretion for additional periods not exceeding a total of 180 days (i.e., until_______). We will promptly notify subscribers of any extensions.

     We also reserve the right to end the offering at any time after 700,000 shares have been subscribed if we determine that the total amount of subscriptions will provide adequate capitalization for Mountain Valley Bancshares after payment of expenses.

How to subscribe

     To subscribe, complete the attached subscription agreement and return it to Mountain Valley Bancshares, Inc. along with a check in the amount of $10.00 multiplied by the number of shares subscribed. All checks should be payable to “The Bankers Bank – Escrow Account for Mountain Valley Bancshares, Inc.” All subscriptions will be irrevocable and binding.

Company discretion

     We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date of this offering. If the offering is over subscribed, we plan to give preference to subscribers who are residents of our four county market area. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 1,000,000 shares. We will notify all subscribers within ten business days after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds, without interest.

Escrow

     We will promptly deposit all subscription proceeds in an escrow account with our escrow agent, The Bankers Bank, located in Atlanta, Georgia. The escrow agent will invest the subscription proceeds in short-term United States Government securities, or interest bearing accounts offered by the escrow agent, or in other short-term investments as we may agree upon with the escrow agent. The escrow agent has not investigated the desirability or advisability of an investment in Mountain Valley Bancshares, and has not approved, endorsed, or passed upon the merits of the common stock.

Release from escrow

     The escrow agent will release the subscription proceeds to us when all of the following events have occurred:

•	we have received subscriptions and subscription proceeds for a total of at least 700,000 shares of common stock;

•	the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance have approved Mountain Valley Bancshares’ application to become a bank holding company; and

•	the Georgia Department of Banking and Finance has preliminarily approved Mountain Valley Community Bank’s application to operate as a state chartered bank.

If the above conditions are met, we may instruct the escrow agent to release to us the subscription proceeds. We will not deposit in the escrow account any subscription proceeds we receive after the above conditions are met but before this offering ends. Instead, those funds will be available for our immediate use.

     If we do not meet the conditions to release the funds from the escrow account by the expiration date then the escrow agent will return the subscription agreements and the full amount of all subscription funds, without interest, to subscribers within ten business days after the expiration date.

     Although we have applied for all regulatory approvals required to begin operations, we may not receive final approvals in a timely manner, if at all. The closing of this offering is not conditioned upon our receiving final approval to doing business. If after the close of this offering, we do not receive final approval to start banking operations or we do not satisfy other regulatory requirements, we will solicit shareholder approval for dissolution and liquidation of Mountain Valley Bancshares under Georgia law. If Mountain Valley Bancshares is dissolved and liquidated, we will distribute to shareholders our net assets remaining after payment or provision for payment of all claims against Mountain Valley Bancshares. Shareholders will receive only a portion, if any, of their original investment because we will have used the proceeds of the offering to pay all expenses and capital costs incurred by Mountain Valley Bancshares. These expenses would include the expenses of the offering, the organizational and pre-opening expenses of Mountain Valley Bancshares and Mountain Valley Community Bank, and the claims of creditors.

Plan of distribution

     Mountain Valley Bancshares’ organizers will offer and sell the common stock on a best-efforts basis without compensation. We may find it desirable to utilize the services of brokers and/or dealers to sell the common stock. We have no present arrangements with any brokers or dealers relating to this offering. If we use brokers or dealers, they would sell the common stock on a best-efforts basis, and we would pay them a commission based on the shares sold by them. We do not expect that sales of common stock through brokers or dealers will comprise a major part of this offering.

Use of proceeds

     We estimate that the minimum proceeds of the offering to Mountain Valley Bancshares will be $7 million and the maximum will be $10 million. The table illustrates how we intend to use the proceeds of this offering.

	Minimum	Maximum

Repay amounts drawn on line of credit used to pay organizational and offering expenses (net of pre-opening interest income)	$447,000	$447,000
Working capital	6,553,000	9,553,000
Total	$7,000,000	$10,000,000

     On August 28, 2003, the organizing partnership, MVCB, L.L.P., of which our organizing directors are partners, signed a promissory note for a line of credit of $500,000 with The Bankers Bank located in Atlanta, Georgia. As of December 31, 2003, MVCB, L.L.P. had drawn $260,611 under its line of credit with The Bankers Bank and had used these funds to pay organizational and pre-opening expenses. Mountain Valley Bancshares will contribute up to $9.5 million of its working capital, less amounts used to pay expenses of this offering, to Mountain Valley Community Bank as capital when Mountain Valley Community Bank receives final regulatory approval. Any amounts received pursuant to this offering which exceed $9.5 million, after repaying the line of credit and deducting expenses of this offering, will be held by Mountain Valley Bancshares for working capital and for future investments.

     Mountain Valley Bancshares’ offering expenses will consist primarily of registration fees and legal, accounting, and printing expenses. Mountain Valley Bancshares will use its working capital initially for liquidity and thereafter for expansion and for general purposes such as payment of operating expenses, the provision of additional capital for Mountain Valley Community Bank or the purchase of certificates of deposit from Mountain Valley Community Bank, if necessary or deemed desirable by Mountain Valley Bancshares.

     After Mountain Valley Community Bank receives the necessary regulatory approvals, Mountain Valley Bancshares will repay amounts drawn on the line of credit used to pay organizational expenses and purchase all of Mountain Valley Community Bank’s common stock for a minimum of $6,500,000 and a maximum of $9,500,000. Mountain Valley Community Bank intends to use these proceeds for the following purposes:

	Minimum	Maximum

Purchase of land for Mountain Valley Community Bank’s main office	$1,000,000	$1,000,000
Renovation of the main office building	$1,200,000	$1,200,000
Furniture, fixtures and equipment for Mountain Valley Community Bank’s main office	$153,000	$153,000
Funds to be used for loans to customers, for investments and for other general purposes	$4,147,000	$7,147,000
Total	$6,500,000	$9,500,000

     We estimate that Mountain Valley Bancshares’ organizational expenses will be $447,000, which includes $47,000 in offering expenses. The organizational and offering expenses are expected to be as follows:

Attorney Fees	$35,000
Consulting Fees	75,000
Pre-Opening Salaries	278,000
Other Expenses	94,000

Total	$482,000

     Until we apply the net proceeds of this offering to the specific purposes described above, we plan to invest them in short-term, investment-grade securities, federal funds, certificates of deposit or guaranteed obligations of the United States government. We anticipate earning $35,000 in pre-opening interest income on these investments, which will be used to offset the organizational expenses.

Capitalization

     The following table shows Mountain Valley Bancshares’ pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 700,000 shares and a maximum of 1,000,000 shares of common stock in this offering.

     Marc J. Greene purchased five (5) shares of common stock upon Mountain Valley Bancshares’ incorporation. Mountain Valley Bancshares will redeem these shares for $50.00, which is the price Mr. Greene paid for the five (5) shares.

	Actual	Minimum		Maximum
Shareholders’ Equity	(as of December 31, 2003)	As Adjusted		As Adjusted

Common stock, no par value; 10,000,000 shares authorized; 5 shares issued ($10.00) each and outstanding; 700,000 and 1,000,000 shares, respectively, issued ($10.00) each and outstanding as adjusted	$50	$6,953,000	*	$9,953,000	*
Accumulated deficit	($226,620 )**	($400,000	)***	($400,000	)***

Total Shareholders’ equity	$(226,570)	$6,553,000		$9,553,000
Book value per share	$(45,314)	$9.36		$9.55

*	We will charge the expenses of the offering against this account. We estimate that our offering expenses will be $47,000, including legal, accounting, printing and filing fees.

**	This deficit reflects pre-opening expenses incurred through December 31, 2003, consisting primarily of professional and filing fees.

***	The “As Adjusted” accumulated deficit results from estimated pre-opening expenses, net of interest income, of $400,000 (this figure excludes the $47,000 in offering expenses that will be charged directly against the common stock account), which we expect to incur through May 4, 2004, Mountain Valley Community Bank’s target opening date. Actual pre-opening expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders’ equity.

Dividends

     Mountain Valley Bancshares does not plan to pay dividends in the foreseeable future. Mountain Valley Bancshares will initially have no source of income other than dividends that Mountain Valley Community Bank pays to it. Mountain Valley Bancshares’ ability to pay dividends to its shareholders will therefore depend on Mountain Valley Community Bank’s ability to pay dividends to Mountain Valley Bancshares. Bank holding companies and state chartered banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need for Mountain Valley Bancshares and Mountain Valley Community Bank to retain and build capital, it will be the policy of each of their Boards of Directors to reinvest earnings for the period of time necessary to help support the success of their operations. As a result, we do not plan to pay dividends in the foreseeable future, if at all. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that the Boards of Directors of Mountain Valley Bancshares and Mountain Valley Community Bank consider relevant.

     Additionally, regulatory authorities may determine, under certain circumstances relating to the financial condition of Mountain Valley Community Bank or Mountain Valley Bancshares, that the payment of dividends would be an unsafe or unsound practice and to prohibit dividend payments. See “Supervision and Regulation– Payment of Dividends.”

Management’s discussion and analysis of financial condition and plan of operations

     The financial statements and related notes of MVCB, LLP, the organizational entity for Mountain Valley Bancshares, are included in this prospectus, and provide additional information relating to the following discussion regarding the financial condition and activities of this organizational entity. See “Index to Financial Statements.”

     MVCB, LLP was organized on June 24, 2003 to facilitate certain aspects of the organization of Mountain Valley Bancshares and Mountain Valley Community Bank, a proposed state chartered bank. Since it was organized, the main activities of MVCB, LLP have been centered on seeking, interviewing and selecting its directors and officers, applying for a State of Georgia bank charter, applying for FDIC deposit insurance, and applying for Mountain Valley Bancshares to become a bank holding company.

     The operations of MVCB, LLP from its inception through the close of the offering have been and will continue to be funded through a line of credit from The Bankers Bank. The total amount available on the line of credit is $500,000, of which approximately $260,611 was outstanding at December 31, 2003. This loan bears interest at the prime rate minus .25%, and is due on August 28, 2004. Mountain Valley Bancshares plans to repay the line of credit after the closing of this offering.

     From inception through December 31, 2003, net loss of MVCB, LLP amounted to $226,620. The estimated net loss for the period from inception through May 4, 2004, the anticipated opening date of Mountain Valley Community Bank, is $400,000, which is attributable to the following estimated noninterest expenses:

legal fees	$35,000
consulting fees	75,000
pre-opening salaries	278,000
other preopening expenses	94,000

Gross Pre-opening expenses	$482,000
Less: Offering Expenses*	($47,000)

Less: Pre-opening interest income	($35,000)
Net Pre-opening expenses	$400,000

* Offering expenses will be deducted directly from our additional paid-in capital account instead of being charged against earnings.

     On July 15, 2003, MVCB L.L.P. purchased approximately 1.54 acres of land at 136 North Main Street, Cleveland, White County, Georgia, at a purchase price of $1,000,000. The organizers guaranteed a loan from Cherokee Bank, N.A. in the principal amount of $1,002,564 to enable MVCB L.L.P. to fund the purchase of the property. The loan bears interest at the rate of prime (with a 4% floor) and is due and payable on June 5, 2004. Mountain Valley Community Bank will acquire this property from MVCB L.L.P. at a purchase price equal to the amount that MVCB L.L.P. has invested in the property. Mountain Valley Community Bank will use this property as the site for its main office. There is a restaurant located on the site which we intend to renovate and use as our bank facility. We began renovation of the building in January 2004 and expect to complete the renovation in April 2004. The organizers guaranteed a loan from Nexity Bank to fund the renovation of the building and pay off the land loan from Cherokee Bank, N.A. The principal amount of the loan is $1,900,000. The loan bears interest at prime minus one and is due on February 1, 2005. The construction manager will be Charles Black Construction Company in Cleveland. Gerald Sims, one or our directors, through his company, Simco, may bid for some of the renovation work but the work will be awarded on a bid basis and Simco will only be awarded work if it is the lowest bidder.

     Upon completion of this offering and capitalization of Mountain Valley Bancshares, Mountain Valley Bancshares will capitalize Mountain Valley Community Bank and will be the sole stockholder of the Bank. The Bank will then purchase the land and building for the site of the Bank from MVCB, L.L.P., at a purchase price equal to the amount that MVCB, L.L.P. has invested in the property. MVCB, L.L.P. and Mountain Valley Bancshares will then effect a tax-free reorganization in which the Company will assume the remaining assets and liabilities and rights and obligations of MVCB, L.L.P. Mountain Valley Bancshares will be the surviving entity.

Liquidity and interest rate sensitivity

     Since Mountain Valley Bancshares has been in the organizational stage, there are no results to present concerning liquidity and interest rate sensitivity at this time. Nevertheless, once Mountain Valley Community Bank starts operations, net interest income, Mountain Valley Bancshares’ primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly the same amounts at approximately the same time intervals. Imbalance in these repricing opportunities at any point in time constitutes interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to manage actively rate sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize Mountain Valley Community Bank’s overall interest rate risk.

     We will regularly evaluate the asset mix of the balance sheet in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the balance sheet’s liability mix, we plan to focus on expanding Mountain Valley Community Bank’s deposit base and other sources of funds.

     As Mountain Valley Community Bank continues to grow, we will continuously structure its rate sensitivity position to best hedge against rapidly rising or falling interest rates. Its strategy will include anticipating future interest rate movements.

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. Mountain Valley Community Bank’s ability to maintain and increase deposits will serve as its primary source of liquidity.

     Other than the offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in Mountain Valley Bancshares’ liquidity increasing or decreasing in any material way in the foreseeable future.

Capital adequacy

     There are now two primary measures of capital adequacy for banks and bank holding companies: (1) risk-based capital guidelines and (2) the leverage ratio.

     The risk-based capital guidelines measure the amount of a bank’s required capital in relation to the degree of risk perceived in its assets and its off- balance sheet items. Under the risk-based capital guidelines, capital is divided into two “tiers.” Tier 1 capital consists of common shareholders’ equity, noncumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of tier 1 capital.

     The second measure of capital adequacy, implemented by federal bank regulatory authorities, relates to the leverage ratio. The leverage ratio is computed by dividing tier 1 capital into total assets. In the case of Mountain Valley Community Bank and other banks that have not received the highest regulatory rating by their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

     The Board of Governors of the Federal Reserve System and the FDIC recently established a rule that adds a measure of interest rate risk to the determination of supervisory capital adequacy. In connection with this new rule, the agencies have also proposed a measurement process to measure interest rate risk. Under this proposal, all items on the balance sheet, as well as off-balance sheet items, would be reported according to maturity, repricing dates and cash flow characteristics. The bank would then multiply its reporting position by duration-based risk factors that weight its position according to rate sensitivity. The appropriate supervisory agency would assess capital adequacy using this net risk weighted position. The objective of this complex proposal is to determine a bank’s sensitivity to various rising and falling interest rate scenarios.

     We believe that the net proceeds of the offering will satisfy our cash requirements for at least the five-year period following the opening of Mountain Valley Community Bank. Accordingly, we do not anticipate that it will be necessary to raise additional funds to operate Mountain Valley Bancshares or Mountain Valley Community Bank over the next five years. For additional information about planned expenditures, see “Use of proceeds.” For additional information about our plan of operations, see “Proposed business of Mountain Valley Bancshares and Mountain Valley Community Bank” and “Management.”

Proposed business of Mountain Valley Bancshares and Mountain Valley Community Bank

Background

     Mountain Valley Bancshares. Mountain Valley Bancshares was incorporated as a Georgia corporation on January 14, 2004, to serve as a bank holding company for Mountain Valley Community Bank. Mountain Valley Bancshares plans to use up to a maximum of $9,500,000 of the net proceeds of this offering to capitalize Mountain Valley Community Bank. In return, Mountain Valley Community Bank will issue all of its common stock to Mountain Valley Bancshares, and Mountain Valley Bancshares will be Mountain Valley Community Bank’s sole shareholder. Mountain Valley Bancshares has applied to the Georgia Department of Banking and Finance and the Federal Reserve Bank of Atlanta for approval to capitalize Mountain Valley Community Bank. If these agencies grant the necessary approvals, upon its purchase of Mountain Valley Community Bank’s common stock, Mountain Valley Bancshares will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as currently in effect, and the Georgia Bank Holding Company Act. See “Supervision and regulation—General.”

     Mountain Valley Bancshares has been organized to make it easier for Mountain Valley Community Bank to serve its future customers. The holding company structure will provide flexibility for expansion of

Mountain Valley Bancshares’ banking business through the possible acquisition of other financial institutions and the provision of additional capital and banking-related services that are permissible for bank holding companies and for state chartered banks. A holding company structure will make it easier to raise capital for Mountain Valley Community Bank because Mountain Valley Bancshares will be able to issue securities without the need for prior banking regulatory approval and the proceeds of any debt securities issued by Mountain Valley Bancshares can be invested in Mountain Valley Community Bank as primary capital.

     Mountain Valley Community Bank. The organizers filed applications on behalf of Mountain Valley Community Bank with the Georgia Department of Banking and Finance and with the FDIC on September 22, 2003 for authority to organize as a state chartered bank with federally insured deposits. Mountain Valley Community Bank will not be authorized to conduct its banking business until it obtains a charter from the Georgia Department of Banking and Finance. The issuance of the charter will depend, among other things, upon Mountain Valley Community Bank’s receiving at least $7 million in capital from Mountain Valley Bancshares and upon compliance with other standard conditions expected to be imposed by the FDIC and the Georgia Department of Banking and Finance. These conditions are generally designed to familiarize Mountain Valley Community Bank with certain operating requirements and to prepare it to begin business. The Georgia Department of Banking and Finance requires that a new Georgia bank open for business within 24 months after receipt of preliminary approval from the Georgia Department of Banking and Finance. Mountain Valley Community Bank’s application to the Georgia Department of Banking and Finance to form a bank was preliminarily approved on December 15, 2003. Mountain Valley Community Bank’s application to the FDIC for deposit insurance has also been preliminarily approved.

Market opportunities

     Primary service area. Our bank will be located in Cleveland, Georgia, in White County. Our primary service area will be Cleveland and White County and also the areas of Western Habersham County, Northern Hall County and Lumpkin County. Current projections indicate that the population of these areas will reach 259,839 by 2007.

     Demographic factors. The estimated population in our primary service area is 228,365. It is estimated that the population in this area will be 259,839 by 2007, which would represent a 13.78% increase from the current level. The population density in the area is 185 people per square mile. The median age of the population is 34, compared to the median age of 36 for the United States as a whole.

     Economic and Employment. The median household income for our primary service area was $39,357 in 2002, slightly lower than the national median of $40,497. It is estimated that the median household income will increase to $48,559 by 2007, which would represent a 23.38% increase. The per capita income for the area was $19,497, which is lower than the national average of $22,272. The workforce is split almost equally between white-collar and blue-collar jobs, with 50.34% of the workforce in white-collar jobs and 49.66% in blue-collar jobs.

     Bank site. Mountain Valley Community Bank will be located at 136 North Main Street, Cleveland, Georgia 30528. We propose to renovate a 8,900 sq. foot building at this location.

     Competition. The banking business is highly competitive. Mountain Valley Community Bank will compete with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in our market area. White County is currently served by four financial institutions with a total of seven branches. Our four county market area is currently served by 22 financial institutions with a total of 76 branches.

     The large regional banks tend to market their products to the masses and to large companies, resulting in a reduction in personal service. We believe that we will be able to effectively compete with these regional banks in our market area by emphasizing personal service. White County has no community bank and no bank headquartered in the county. Lumpkin County has one community bank and Habersham and Hall each have two community banks We cannot guarantee, however, that community banks will not be opened in the future which could present significant competition to Mountain Valley Community Bank.

Business strategy

     Deposits. Mountain Valley Community Bank intends to offer a full range of deposit services that are available in most financial institutions. This includes checking accounts, NOW accounts, savings accounts, certain consumer sweep accounts and other time deposits of various types ranging from daily money market accounts to longer-term certificates of deposits. The transaction accounts and time certificates will be tailored to our principal market areas at rates competitive to those offered in the North Georgia area. In addition, we intend to offer certain retirement accounts services, such as Individual Retirement Accounts (IRA’s). All deposit accounts will be insured by the FDIC up to the maximum allowed by law. We intend to solicit these accounts for individuals, professionals, and businesses in the North Georgia area. In addition, Mountain Valley Community Bank plans to focus on a travel club for the 50 and over clientele that will draw additional deposits.

     Lending Activities. Mountain Valley Community Bank intends to emphasize a range of services including commercial, real estate, and consumer loans. The identified market is the small-to-medium sized business, professional concerns, and individuals that are located in, or conduct a substantial portion of their business in the North Georgia area.

     We anticipate that loans for commercial purposes in various lines of business will be one of the primary components of the Bank’s portfolio. The principal economic risk associated with each category of the anticipated loans, including commercial loans, is the creditworthiness of our borrowers, which in turn, is affected by the general economic conditions and the strength of the services and retail market segments. Commercial loans may require more careful management in order to limit the risks associated with this type of lending.

     Commercial lending will include loans to entrepreneurs, professionals, and small-to-medium size retail businesses with annual gross sales of less than $25 million or annual operating expenses less than $5 million. We also intend to provide loans for small business expansion and inventory, accounts receivable, and construction loans for owner occupied buildings and leasing and factoring through a third-party vendor. We plan to place particular emphasis on loans less than $1 million, averaging under $500,000.

     Mountain Valley Community Bank expects to focus its real estate activity in three areas: (1) commercial and residential real estate development loans in the North Georgia area; (2) home improvement loans; and (3) primary and secondary home loans in the North Georgia area. These loans include certain commercial loans where Mountain Valley Community Bank takes a security interest in real estate out of abundance of caution and not as the principal collateral for the loan. Loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable and we will generally charge an origination fee. Management will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where loan-to-values ratios, established by independent appraisals, do not exceed 85%. In addition, we may require personal guarantees of the principal owners of the property backed with a review of the personal financial information of the principal owners. The principal economic risk associated with each category of anticipated loans, including real estate loans, is the creditworthiness of the borrowers. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate, new job creation trends and tenant vacancy rates. We will compete for real estate loans with a number of our competitors who are well established in the North Georgia area.

     We will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans, home improvement loans, and automobile, RV and boat loans. The loans typically will carry balances of less than $25,000 and, in the case of non-revolving loans, be amortized over a period not normally exceeding 60 months. Some loans are made on a term basis, normally ninety-day term loans. The rates of interest on loans described above will have fixed interest rates. The revolving loans will typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. The underwriting criteria for home equity loans and lines of credit will generally be the same as we apply when making a first mortgage loan. Home equity loans will typically expire ten years or less after origination. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of the Bank’s borrowers, and the principal competitors for consumer loans will be established banks in the North Georgia area.

     Our anticipated services include extended banking hours, payroll checks cashed for customers, bank-by-mail services, cashier’s checks, traveler’s cheques, U.S. Savings bonds, direct deposit of payroll and government benefits checks, after-hours depository, wire transfer services, debit cards, safe deposit boxes, Internet banking for consumer and commercial purposes, and ATM access that may be used by our customers throughout Georgia and other regions of the United States. We also plan to offer MasterCard and Visa credit card services through a correspondent bank as an agent for the bank. We do not plan to exercise trust powers during the initial years of operation.

     Mountain Valley Community Bank has no plans to engage in subprime or speculative lending, including plans to originate loans with high loan-to-value ratios.

     The bank intends to offer all of the products listed above in its main office. We anticipate that no new products or services will be added during the next three years. However, we will survey local competition and respond to any new offerings prudently to remain competitive.

     We may originate loans for sale into the secondary market. The bank intends to limit interest rate risk and credit rate risk by locking the interest rate for each loan with the secondary investor and receiving the investor’s approval prior to originating the loan. The secondary investor will fund the loan with Mountain Valley Community Bank receiving origination fees. We have no plans for forward take-out commitments or to engage in loan securitization nor do we plan to retain recourse or servicing.

     The primary source of loans and deposits will be the local market area with our employees soliciting the loans. We intend to have a sales culture with a very active sales program in place. To supplement deposit generation, we may seek deposits via posting CD rates on an electronic billboard to solicit institutional funds from the national market. This type of funding will be limited to no more than twenty percent of deposits. We do not intend to use brokers for deposit nor loan gathering.

Lending services

     Loan approval and review. Mountain Valley Community Bank is currently in the process of developing a comprehensive loan policy that will address the specific underwriting criteria for each loan category. Our loan approval policies will provide for various levels of officer lending authority. When the total amount of loans to a single borrower exceeds that individual officer’s lending authority, an officer with a higher lending limit or our Loan Committee will determine whether to approve the loan request. Initially, however, all loans regardless of amount will go to the Loan Committee. Mountain Valley Community Bank will not make a loan to its directors or executive officers unless the Board of Directors approves the loan and the terms of the loan are no more favorable than would be available to any other borrower.

     Lending limits. Mountain Valley Community Bank’s lending activities will be subject to a variety of lending limits imposed by federal and state law. Differing limits apply in certain circumstances based on the type of loan or the nature of the borrower, including the borrower’s relationship to our bank. In general, however, Mountain Valley Community Bank will be able to loan any one borrower a maximum amount equal to either: (1) 15% of Mountain Valley Community Bank’s capital and surplus or (2) 25% of its capital and surplus if the excess over 15% is secured by good collateral or other ample security. Based on the proposed capitalization of Mountain Valley Community Bank and its projected pre-opening expenses, Mountain Valley Community Bank’s initial lending limit will be approximately $735,000 for loans not fully secured and approximately $1,275,000, for loans that are secured by fully marketable securities. Mountain Valley Community Bank has not yet established any minimum or maximum loan limits other than the statutory lending limits described above. These limits will increase or decrease as Mountain Valley Community Bank’s capital increases or decreases as a result of its earnings or losses, among other reasons. We will need to sell loan participations to other financial institutions to meet the needs of customers requiring loans above these limits.

     Credit risks. The principal economic risk associated with each category of the loans that we expect to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the services and retail market segments. Risks associated with real estate loans also include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and, in the case of commercial borrowers, the quality of the borrower’s management. In addition, a commercial borrower’s ability both to evaluate properly changes in the supply and demand characteristics affecting its markets for products and services and to respond effectively to such changes are significant factors in the creditworthiness of a commercial borrower. General economic factors affecting a borrower’s ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower’s customers, suppliers and employees.

     The well established banks in our market are likely to make proportionately more loans to medium to large-sized businesses than Mountain Valley Community Bank. Many of the commercial loans that Mountain Valley Community Bank expects to make will likely be made to small businesses which may be less able to withstand competitive, economic and financial pressures than larger borrowers.

     Real estate loans. Mountain Valley Community Bank will make commercial real estate loans, construction and development loans, and residential real estate loans in and around our market area. These loans include certain commercial loans where Mountain Valley Community Bank takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans. Interest rates may be fixed or adjustable. Mountain Valley Community Bank will generally charge an origination fee. We will attempt to reduce the credit risk of our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the amount of the loan to the value of the collateral, established by independent appraisals, does not exceed 80%. In addition, we may require personal guarantees from the principal owners of the property backed with a review by our management of the personal financial statements of the principal owners.

     Mountain Valley Community Bank will compete for real estate loans with competitors that are well established in our market.

     Mountain Valley Community Bank may also originate mortgage loans for sale to institutional investors in the secondary market. We intend to limit interest rate risk and credit risk on these loans by locking in the interest rate for each loan with the secondary market investor and receiving the investor’s underwriting approval before making the loan.

     Commercial loans. We expect that loans for commercial purposes in various lines of businesses will be one of the primary components of our loan portfolio. The terms of these loans will vary by their purpose and by their underlying collateral, if any. Mountain Valley Community Bank will typically make equipment loans for a term of seven years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the amount of the loan to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms of one year or less and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity.

     Consumer loans. We will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit. We expect that the principal competitors for consumer loans will be the established banks in our market.

     Lending officers. We intend to hire a commercial lender and a consumer lender in order to develop our loan portfolios. We expect that each lender will have experience in our market and will be expected to bring substantial contacts to Mountain Valley Community Bank.

Investments

     In addition to loans, Mountain Valley Community Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The Asset/Liability Committee will review the investment portfolio on an ongoing basis to ensure that investments are profitable and conform to Mountain Valley Community Bank’s policy set by the Board of Directors.

Asset and liability management

     Mountain Valley Community Bank intends to have its Asset/Liability Committee manage its assets and liabilities. This committee will strive to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity, and adequate liquidity. The committee will conduct these management functions within the framework of written loan and investment policies that Mountain Valley Community Bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

Deposit services

     Mountain Valley Community Bank will seek to establish solid core deposits, including checking accounts, money market accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, we will employ an aggressive marketing plan for our market, and will feature a broad product line and competitive services. The primary sources of deposits will be residents of, and businesses and their employees located within our market. We plan to obtain these deposits primarily through personal solicitation by our officers and directors, direct mail solicitations, radio advertisements during peak driving times, and advertisements published in the local media. We plan to generate deposits by offering a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, money market deposits, certificates of deposit, retirement accounts and other legally permitted deposit or funds transfer services that may be offered to remain competitive in the market.

Other banking services

     We intend to provide traveler’s checks, direct deposit of payroll and social security checks, and automatic transfers for various accounts. We also plan to become associated with a shared network of automated teller machines that our customers will be able to use throughout Georgia and other regions. We plan to offer MasterCard® and VISA® credit card services through a correspondent bank as an agent for Mountain Valley Community Bank. Mountain Valley Community Bank does not plan to exercise trust powers during its initial years of operation. In the future, it may offer a full-service trust department, but cannot do so without the prior approval of the Georgia Department of Banking and Finance.

Marketing and advertising

     Our target customers will be the residents and the small businesses and their employees located within our market area. We intend to emphasize our local ownership and management in providing banking services to these customers.

     We plan to use a comprehensive marketing approach including logo, brochures, advertising in various media such as newspapers, radio, billboards and a website. Additionally, we plan to sponsor community activities on an active, ongoing basis; various give-away programs and a travel club for customers 50 years of age and older.

Employees

     Mountain Valley Community Bank expects to have approximately 19 employees when it opens for business. Mountain Valley Bancshares does not expect to have any employees who are not also employees of the bank.

     Marc J. Greene is the President and Chief Executive Officer of Mountain Valley Bancshares and will be the President of Mountain Valley Community Bank. Mr. Greene has over 23 years of banking experience, including 7 years as president for the Cleveland region of Regions Bank of White County. Ms. Rachel E. Marshall will be our chief financial officer. We are currently in the process of identifying and interviewing candidates for other key employment positions.

Facilities

     Mountain Valley Community Bank will be located at 136 North Main Street, Cleveland, Georgia 30528, which is in White County. The facility will consist of approximately 8,900 square feet on 1.55 acres. It will include five (5) inside teller stations and two (2) drive-up teller stations.

     Our proposed location is on the busy Georgia Highway 129 just off of Cleveland’s town square. It offers high visibility in an area with significant traffic.

Management

Proposed executive officers and directors of Mountain Valley Bancshares and Mountain Valley Community Bank

     The following table sets forth, for the initial members of the Board of Directors and executive officers of both Mountain Valley Bancshares and Mountain Valley Community Bank:

•	their names, addresses, and ages at December 31, 2003;

•	their respective positions with Mountain Valley Bancshares and Mountain Valley Community Bank;

•	the number of shares of common stock they intend to purchase in the offering; and

•	the percentage of the minimum number of 700,000 shares and the maximum number of 1,000,000 shares that such number will represent.

			Minimum/
			Maximum
			Percentage Of
	Position(s)	Number	Outstanding
Name and Address (Age):	To Be Held	Of Shares	Shares

R. Keith Alexander (57)	Director	12,500	1.8%/1.3%
2694 Webster Lake Road
Cleveland, Georgia 30528
B. David Barrett (49)	Director	20,000	2.9%/2.0%
699 Mountain Meadows Road
Cleveland, Georgia 30528
C. Lamar Black (68)	Director	35,000	5.0%/3.5%
709 Church Street
Cleveland, Georgia 30528

			Minimum/
			Maximum
			Percentage Of
	Position(s)	Number	Outstanding
Name and Address (Age):	To Be Held	Of Shares	Shares

E. Ray Black, Sr. (58)	Director	35,000	5.0%/3.5%
1647 John Crow Road
Cleveland, Georgia 30528
Joel R. Campbell (53)	Director	25,000	4.0%/3.0%
153 Hood Acres
Cleveland, Georgia 30528
John Clifford Cox, Sr. (59)	Director	15,000	2.1%/1.5%
3566 Town Creek Church Road
Dahlonega, Georgia 30533
Marc J. Greene (47)	Director/President and	15,000	2.1%/1.5%
930 Mountain Meadow Road	Chief Executive
Cleveland, Georgia 30528	Officer
Rachel Marshall (35)	Senior Vice President/	0	0
3623 Shady Oak Trail	Chief Financial
Gainesville, Georgia 30506	Officer
Aubrey H. McIntyre (66)		15,000	2.1%/1.5%
180 Hilltop Street	Director/
Cleveland, Georgia 30528	Secretary
June W. Parks (65)	Director	12,500	1.8%/1.3%
849 Church Street
Cleveland, Georgia 30528
R. Gerald Sims (58)
3225 Albert Reid Road
Sautee, Georgia 30571	Director	25,000	4.0%/3.0%
All directors and executive		210,000	30.0%/21.0%
officers as a group (11 persons)

     Each person listed above other than Ms. Marshall will be a director of both Mountain Valley Bancshares and Mountain Valley Community Bank. Directors of Mountain Valley Bancshares serve staggered terms which means that one-third of the directors will be elected each year at Mountain Valley Bancshares’ annual meeting of shareholders. The initial Class I directors include R. Keith Anderson, B. David Barrett and Aubrey H. McIntyre. Their terms will expire in 2004. The initial Class II directors include C. Lamar Black, Joel R. Campbell, Marc J. Greene and June W. Parks. Their terms will expire in 2005. The initial Class III directors include E. Ray Black, Sr., J. Clifford Cox and R. Gerald Sims. Their terms will expire in 2006. Thereafter, each director will serve for a term of three years. Mountain Valley Bancshares’ officers are appointed by the Board of Directors and hold office at the will of the Board. See “Important Provisions of the Articles of Incorporation and Bylaws-Staggered Terms for Board of Directors.”

     Each of Mountain Valley Community Bank’s proposed directors will, upon approval by the Georgia Department of Banking and Finance, serve until Mountain Valley Community Bank’s first shareholders meeting, which will be held shortly after Mountain Valley Community Bank receives its charter. Mountain

Valley Bancshares, as the sole shareholder of Mountain Valley Community Bank, will nominate each proposed director to serve as director of Mountain Valley Community Bank at that meeting. After the first shareholders meeting, directors of Mountain Valley Community Bank will serve for a term of one year and will be elected by Mountain Valley Bancshares each year at Mountain Valley Community Bank’s annual meeting of shareholders. Mountain Valley Community Bank’s officers will be appointed by its Board of Directors and will hold office at the will of its Board.

     Additional information about the directors of Mountain Valley Bancshares and Mountain Valley Community Bank follows.

     R. KEITH ALEXANDER - Mr. Alexander is a native of White County. He has been the co-owner and broker of Mountain Country Realty, Inc. since 1985, and is also president and owner of Alexander Investments, Inc., a land and development company. He is a poultry grower with Fieldale Farms, and is a former director of Regions Bank of White County. He served in that capacity for ten years. He has served as the chairman of the White County Park & Recreation Board, and is the past director of the White County Rotary Club and the White County Chamber of Commerce. He and his wife, Sandra, reside in the White Creek Community in Cleveland.

     B. DAVID BARRETT, DDS -Dr. Barrett was born in northern Hall County, Georgia, and has practiced dentistry in Cleveland since July of 1980. He serves on the Board of Trustees for Truett McConnell College, and is a member and past president of the Cleveland Kiwanis Club. He is also a member of the Georgia Dental Association, American Dental Association, the Northern District Dental Society, and the White County Chamber of Commerce. Dr. Barrett served as a director of United Community Bank (previously White County Bank) from 1999-2003. He and his wife, Eilene, have owned several businesses in Cleveland, and currently own EJ’s Gift Shop on the Helen Highway. They have three children and two grandchildren and live in Cleveland.

     C. LAMAR BLACK - Mr. Black has been in the oil business as a petroleum distributor since 1962 and is currently the Exxon Distributor in Cleveland. He is a member of the Georgia Oilmen’s Association where he has served as Director, Chairman of the Board, First and Second Vice-President, and on several committees. He was an Organizer and past Director of White County Bank. He is past president of the Kiwanis, Charter Member and Director of White County Rotary Club and past Director of the Cleveland Chamber of Commerce. He and his wife, Betty, have two children and four grandchildren. Lamar and Betty reside in Cleveland. Mr. Black is a first cousin of June W. Parks, another director.

     E. RAY BLACK, SR. - Mr. Black graduated from the University of Georgia in 1969 with a BS in Pharmacy, and bought the Cleveland Drug Company the same year. He has been a pharmacist in Cleveland for 34 years. He has been part of a corporation that has owned and operated convenience and grocery stores, and is still active in real estate sales, development and construction. Mr. Black is on the board of the White County Chamber of Commerce, and serves as the chairman of Cleveland Downtown Merchants Association. He has 27 years of bank director experience, first with Peoples Bank of Cleveland, then First National Bank of White County and most recently Regions Bank of White County. He and his wife, Ruth, have five children and seven grandchildren. They reside in Cleveland.

     JOEL R. CAMPBELL - Mr. Campbell was born in Gainesville, Georgia. He received his BS degree from Mercer University in 1973, and his Masters Degree in Education from North Georgia College in Dahlonega in 1975. He served as the head basketball coach at White County High School from 1988-1994 and is currently the owner of Campbell Construction and Land Development Company, a position he has held since 1998. He has served as the Chairman of the Board of Education, as Chairman of the White County Commissioners and as Director of Admissions at Truett-McConnell College. Mr. Campbell served as a director of Regions Bank of White County from 2002-2003. He is active in local team sports and politics. He and his wife Connie, a former teacher, have two children and reside in Cleveland.

     JOHN CLIFFORD COX - Mr. Cox was born in Clarkesville, Georgia. He served in the Air Force until his discharge in 1970. He has been the co-owner and operator of several convenience stores in

Dahlonega and Cleveland since 1991. He has also been a partner in several real estate joint ventures since 1995. He and his wife, Janet, have three children and two grandchildren. They reside in Dahlonega, Georgia.

     MARC J. GREENE - Mr. Greene has a Bachelor of Sciences Degree in Business Agriculture from Southeastern Louisiana University. He is an honor graduate of the National Commercial Lending School in Norman, Oklahoma, and has been involved in various aspects of banking since 1979. He served as Senior Vice President for First Guaranty Bank in Hammond, Louisiana, from 1983-1990. He served as Executive Vice President of Pickens County Bank from 1990-1996. From 1996 until 2003, he was the President of Regions Bank of White County. Mr. Greene has been active in many local civic organizations, including presently serving as President of the Boys and Girls Club of White County, Secretary of the White County Chamber of Commerce and on the Board of Directors of White County Rotary Club. He and his wife, Cindy, reside in Cleveland.

     AUBREY H. MCINTYRE - Mr. McIntyre has been owner and operator of Aubrey’s Barber Shop in Cleveland for 46 years. He is a member of the White County Chamber of Commerce and has been the Associate Pastor of the Cleveland Church of God for the past 10 years. He and his wife, Joyce, have four children and reside in Cleveland.

     JUNE W. PARKS - Ms. Parks was born in White County, and grew up in the area around Helen. She graduated from North Georgia College and University with a BS degree in Elementary Education, and later earned a Masters Degree from the University of Georgia in Elementary Education and Education Administration. She also holds an Ed.D. in Educational Administration from Nova University. After serving for 33 years in the White County School system as a teacher and principal, she became licensed to sell real estate in 1994. She has been a member of the Million Dollar Club each year since beginning her real estate career. From 1994 to 1999, she was employed as a real estate agent for Century 21 Jenco in Cleveland, and from 1999 to the present, she has been employed as a real estate agent for Alco Realty, Inc. in Cleveland. She and her husband, Bobby, have owned and operated a cheese and wine shop, “The Cheese Hoop,” in Helen for 15 years. She was a charter member of both the Helen Chamber of Commerce and the White County Chamber of Commerce. She is currently a member of the White County Rotary Club. She and Bobby live in Cleveland and have one son and three grandchildren. Ms. Parks is a first cousin of C. Lamar Black, another director.

     R. GERALD SIMS - Mr. Sims was born in Greenville, South Carolina, but has lived most of his life in White County, where his father’s family originated. His wife, Rebecca, was born and raised in Cleveland. In 1978, he opened Simco Interiors, Inc., a commercial construction contracting business, and has served as its chief executive office until the present time. In 2002, he became an active partner in TADventureS, Inc. and opened Yonah Bowl and Skate, a family oriented recreational facility in White County. He is also an active farmer and has served as past director, and is a current member of North Georgia Cattlemen’s Association, and is a member of the Georgia Poultry Growers Association. Gerald also maintains residential rental property in Hall County. He and his wife have three daughters, eight grandchildren and one great-grandson. They maintain their home in Sautee, Georgia.

Committees of the boards of directors

     The Board of Directors of Mountain Valley Bancshares has established the committees described below. The members of each committee will be the same for Mountain Valley Community Bank and Mountain Valley Bancshares.

     Loan committee. The Loan Committee will establish and update loan policies, review loan management and administration, review loan approval procedures, review loan loss reserve adequacy, review loan problems administration, and review real estate appraisal policies and OREO management. The initial members of the Loan Committee are expected to be Keith Alexander (Chairman), E. Ray Black, Lamar Black, Marc Greene and the bank’s senior credit officer.

     Asset/Liability committee. The Asset/Liability Committee will establish and update investment, liquidity, and asset/liability policies, monitor those policies for compliance, monitor Mountain Valley

Bancshares’ and Mountain Valley Community Bank’s capital adequacy position, and set and monitor investment strategies. The initial members of this committee are expected to be Aubrey McIntyre (Chairman), Rachel Marshall, June Parks and Gerald Sims.

     Audit committee. The Audit Committee will review examinations and responses to those examinations, select both internal and external auditors, monitor internal controls, conduct annual audit planning, and conduct quarterly meetings with the internal auditor. The initial members of the Audit Committee are expected to be B. David Barrett (Chairman), Clifford Cox, Lamar Black and Aubrey McIntyre.

     Technology committee. The Technology Committee will ensure compliance with all technology related policies adopted by the Board of Directors. The initial members of this committee are expected to be June Parks (Chairman), E. Ray Black and Rachel Marshall.

     Executive committee. The Executive Committee is authorized to act on behalf of the Board of Directors on certain matters that may arise between regular meetings of the Board of Directors. It is authorized to make nominations to the Board of Directors and to the committees of the Board. The initial members of this committee are expected to be E. Ray Black (Chairman), B. David Barrett (Vice Chairman), Keith Alexander, Aubrey McIntyre, June Parks, Marc Greene, the bank’s senior credit officer and Rachel Marshall.

Executive compensation

2003 compensation

     The following table shows information for 2003 with regard to compensation for services rendered in all capacities to Mountain Valley Bancshares, Mountain Valley Community Bank and the organizing entity, MVCB, L.L.P., by its Chief Executive Officer. No executive officer earned more than $100,000 in salary and bonus in 2003.

Summary compensation table

Annual Compensation

				Other
Name and			Other	Annual
Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)

Marc J. Greene	2003	$57,693	$0	$0
Proposed President and
Chief Executive Officer

Director compensation

     Mountain Valley Bancshares and Mountain Valley Community Bank will not separately compensate their directors for their service as directors until they have recovered all of their losses. Thereafter, Mountain Valley Bancshares and Mountain Valley Community Bank may adopt compensatory policies for their directors that conform to applicable law.

Employment agreement with Marc Greene

     On August 6, 2003 MVCB, L.L.P. entered into an agreement with Marc Greene that upon the organization and capitalization of the Mountain Valley Community Bank, and receipt by the bank of all regulatory approvals to begin business, the organizers will cause Mountain Valley Bancshares and Mountain Valley Community Bank to employ Mr. Greene as the President and Chief Executive Officer of Mountain Valley Bancshares and Mountain Valley Community Bank. Mr. Greene’s contract will have an initial term of five years and will be automatically extended for an additional year on the initial termination date and each anniversary thereafter unless either party gives the other 90 days prior written notice.

     Mr. Greene’s initial annual base salary will be $150,000. He will be entitled to receive annually an increase in salary as may be determined by the bank’s board of directors. In addition to his salary, Mr. Greene will receive customary perquisites and will be eligible for such incentives and performance bonuses as may be authorized by the board of directors in its sole discretion. Mr. Greene will be granted stock options to acquire 5% of the total outstanding common stock of the Mountain Valley Bancshares on the date of opening (up to a maximum of 50,000 options) at an exercise price per share of $10.00. The options vest over a five-year period and expire upon the earlier of (i) the tenth anniversary of the date of grant or (ii) three months after the termination of Mr. Greene’s employment with the Mountain Valley Bancshares or Mountain Valley Community Bank. The vesting period accelerates in the event that Mr. Greene is terminated without cause, in the case of a change in control transaction, or in the event of Mr. Greene’s death or disability.

     If Mr. Greene’s employment is terminated without cause he will be entitled to severance pay equal to three (3) times his salary.

     If Mr. Greene’s employment is terminated within one year after a change in control transaction (except for a “for cause” termination), or if Mr. Greene leaves the Mountain Valley Bancshares or Mountain Valley Community Bank for “good reason” during this period, he will be entitled to receive his salary through the month of the termination and severance pay equal to three times his then existing base salary. Mr. Greene may also leave the Mountain Valley Bancshares’s or Mountain Valley Community Bank’s employ within 90 days after a change in control, in which case he would be entitled to the severance payment. This payment is in addition to other amounts owed to Mr. Greene pursuant to the agreement.

     Mr. Greene’s employment agreement will provide that in the event of his termination from employment, he will not work in a similar capacity for a competing banking business within Cleveland, Georgia or White County, Georgia for a period of six months (in the event of a termination with cause) and 12 months (in the event of a termination without cause). Mr. Greene will also be restricted on the disclosure and use of the bank’s confidential information and trade secrets. In addition, he will be restricted in his ability to solicit bank employees or bank customers.

Stock option plan

     Upon Mountain Valley Community Bank’s opening the board of directors of Mountain Valley Bancshares intends to adopt a stock option plan. The plan, which will be submitted to the Mountain Valley Bancshares’ shareholders for approval, is intended to advance the interests of the Mountain Valley Bancshares and Mountain Valley Community Bank and Mountain Valley Bancshares’s shareholders by providing selected employees of the bank a sense of proprietorship and personal involvement and to encourage employees to remain with and devote their best efforts to the bank.

     The plan will authorize the issuance of the number of shares equal to 15% of the shares sold in this offering and will be administered by the board of directors or a compensation committee established by the board. The options may be incentive stock options or non-qualified options. The price at which a stock option is exercisable cannot be less than the fair market value of our common stock on the date of the grant as determined in good faith by the Mountain Valley Bancshares’s board of directors.

     Options granted under the plan will be exercisable in whole or in part, from time to time, before their termination, by paying the full option price in cash, in shares of the Mountain Valley Bancshares’s common stock previously held by the optionee, or a combination thereof.

     Any option that is granted under the plan will expire not later than the date that is ten years from the date the option is granted or such earlier date as will be set by the board of directors when an option is granted.

     Incentive stock options will not be granted to any individual pursuant to the plan if the effect of such grant would be to permit such person to first exercise options, in any calendar year, for the purchase of shares having a fair market value in excess of $100,000 (determined at the time of the grant of the options). An optionee may exercise options for the purchase of shares valued in excess of $100,000 (determined at the time of the grant of the options) in a calendar year, but only if the right to exercise such excess options first become available in prior calendar years.

     No optionee owning more than 10% of the combined voting power of all classes of the Mountain Valley Bancshares’s capital stock then outstanding may purchase our common stock pursuant to incentive stock options under the plan for less than one hundred ten percent (110%) of its fair market value on the date of grant nor may any option granted to such a person be exercisable on a date later than five years from the date of grant.

     The total number of shares on which options may be granted under the plan and option rights (both as to the number of shares and the option price) will be appropriately adjusted for any increase or decrease in the number of outstanding shares of Mountain Valley Bancshares’s common stock resulting from a stock dividend, stock split, reorganization, merger, consolidation, combination or exchange of shares. Upon dissolution or liquidation of Mountain Valley Bancshares, each option granted under the plan will terminate. The grant of an option pursuant to the plan will not in any way affect the right or power of Mountain Valley Bancshares to make adjustments, reclassifications, or changes of its capital or business structure, or to merge or consolidate, or to dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

     Mountain Valley Bancshares’s board of directors will have the right at any time to amend or terminate the plan. The plan will terminate on the date that is ten years after the date on which it is adopted. However, no amendments may be made to the plan without the approval of Mountain Valley Bancshares’s shareholders (except for amendments resulting from changes in Mountain Valley Bancshares’s capitalization) which:

•	increase the total number of shares for which options may be granted under the plan;

•	change the minimum purchase price for the options;

•	affect any outstanding option or any unexercisable right thereunder;

•	extend the option period; or

•	extend the termination date of the plan.

Warrants for Organizers

     The organizers have invested significant time and effort to form Mountain Valley Bancshares and Mountain Valley Community Bank and they have individually guaranteed the line of credit to cover organizational expenses. In recognition of the financial risk and efforts they have undertaken in organizing the Mountain Valley Bancshares and Mountain Valley Community Bank, each organizer will receive, for no additional consideration, a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every share the organizer purchases in the offering. These warrants are separate from and will be issued in addition to the warrants that will be issued to all subscribers generally, which are described in “The offering – Warrants for subscribers” at page 6. The organizer warrants will be issued in addition to the subscriber warrants. Based on current intentions, the following organizers will be granted organizer warrants to purchase the number of shares indicated:

Number of Shares
Name	Subject to Warrant

R. Keith Alexander	12,500
B. David Barrett	20,000
C. Lamar Black	35,000

Number of Shares
Name	Subject to Warrant

E. Ray Black, Sr.	35,000
Joel R. Campbell	25,000
J. Clifford Cox	15,000
Marc J. Greene	15,000
Aubrey H. McIntyre	15,000
June W. Parks	12,500
R. Gerald Sims	25,000
TOTAL	210,000

The warrants will terminate upon the earlier of ten (10) years from the date of Mountain Valley Community Bank’s opening or one (1) year following the termination of the warrant holder’s relationship with Mountain Valley Community Bank or Mountain Valley Bancshares as a director or employee; the warrants must be exercised at a price equal to or in excess of the fair market value of the stock at the time the rights are granted or $10.00 per share, whichever is greater; the warrants may not result in the holder (including shares owned by the holder’s spouse and minor children) owning more than twenty percent (20%) of the outstanding stock of the institution, unless the Georgia Department of Banking and Finance has approved the holder owning more than 20% of the outstanding stock of the institution; the warrants will contain a provision allowing the institution’s primary state and/or federal regulator to direct the institution to require plan participants to exercise or forfeit their stock rights if the institution’s capital falls below the minimum requirements, as determined by its primary state or federal regulator; and the warrants may not be transferable under any circumstances.

     If any warrants are not exercised in such ten-year period, they will become null and void. The exercise price for the warrants during the exercise period will be $10.00 per share.

     The warrants will have the following vesting schedule:

End of Year	Vesting Percentage	Cumulative Percentage

1	33 1/3%	33 1/3%
2	33 1/3%	66 2/3%
3	33 1/3%	100%

     The exercise price and the number of shares of common stock purchasable upon exercise of each warrant are subject to anti-dilutive adjustments in certain events, including a stock split of the common stock, issuance of a stock dividend to holders of common stock or a reclassification of common stock.

     Warrant holders are not entitled, by virtue of being such holders, to receive dividends, or to consent or to receive notice as a stockholders in respect to any meeting of stockholders for the election of directors of Mountain Valley Bancshares or any other matters, to vote at any such meeting or to any other rights whatsoever as stockholders of Mountain Valley Bancshares.

Related party transactions

     Charles Black Construction Incorporated served as the general contractor for the renovation of our building. Charles Black, one of its principals, is the brother of Lamar Black, one of our directors. The contract calls for payments equal to cost plus 8%. Gerald, Sims, another of our directors, successfully bid for some of the renovation work as a subcontractor. We believe that these transactions were on substantially similar terms as comparable transactions with unrelated parties.

     In addition to the above, Mountain Valley Bancshares and Mountain Valley Community Bank will have banking and other business transactions in the ordinary course of business with their directors and officers, including members of the directors’ and officers’ families or corporations, partnerships or other organizations in which their directors and officers have a controlling interest. If these transactions occur, each transaction:

•	will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to Mountain Valley Community Bank;

•	will be on terms no less favorable than could be obtained from an unrelated party; and

•	will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

Description of capital stock of Mountain Valley Bancshares

Common stock

     Mountain Valley Bancshares’ Articles of Incorporation authorize it to issue up to 10 million shares of common stock, no par value, of which a minimum of 700,000 up to a maximum of 1,000,000 shares will be issued in this offering.

     All shares of common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by Mountain Valley Bancshares’ Board of Directors. Upon Mountain Valley Bancshares’ voluntary or involuntary liquidation or dissolution, all shares of common stock will be entitled to share equally in all of Mountain Valley Bancshares’ assets available for distribution to the shareholders. We do not anticipate that Mountain Valley Bancshares will pay any cash dividends on the common stock in the near future. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of common stock will not have any right to acquire authorized but unissued capital stock of Mountain Valley Bancshares whenever it issues new shares of capital stock. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to the common stock. All shares of the common stock issued in the offering will be fully paid and non-assessable.

Important provisions of the articles of incorporation and bylaws

Antitakeover provisions

     The following is a description of the antitakeover provisions that are in the Mountain Valley Bancshares’ articles of incorporation and bylaws.

     Classification of the board of directors

     Article 7 of Mountain Valley Bancshares’ articles of incorporation divides the board of directors into three classes, Class I, Class II and Class III, each of which is as nearly equal in numbers as possible. The directors in each class will hold office for staggered terms of three years each, after initial terms of one year, two years and three years, respectively. Each director also serves until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If the number of directors is modified, any increase or decrease in directorships would be apportioned among the classes so as to make all classes as nearly equal in number as possible.

     Change in number of directors

     Article 3.2 of Mountain Valley Bancshares’ bylaws provides that a change in the number of directors of Mountain Valley Bancshares would have to be made by the affirmative vote of two-thirds of the entire board of directors or by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Mountain Valley Bancshares stock. Article 8 of the articles of incorporation of Mountain Valley Bancshares provides that any amendment to this Bylaw will require the affirmative vote of at least two-thirds of the issued and outstanding shares of Mountain Valley Bancshares stock. The applicable provisions of the Georgia Business Corporation Code provide that, in the absence of a provision such as article 8, the number of directors may be increased or decreased from time to time as provided in the bylaws unless the number of directors is otherwise fixed by the shareholders.

     Removal of directors

     Article 9 of the articles of incorporation of Mountain Valley Bancshares provides that directors of Mountain Valley Bancshares may be removed during their terms for “cause” by the affirmative vote of the holders of a majority of the outstanding shares of Mountain Valley Bancshares stock or by the affirmative vote of a majority of the directors then in office. They may be removed without cause only by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares. The articles of incorporation define “cause” for this purpose as final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over Mountain Valley Bancshares, adjudication as an incompetent by a court, determination by at least two-thirds of the incumbent directors of Mountain Valley Bancshares that the conduct of the director to be removed has been inimical to the best interest of Mountain Valley Bancshares, or the director was an employee or officer of Mountain Valley Bancshares or any of its subsidiaries and was discharged or resigned at the request of the board of directors of Mountain Valley Bancshares or any subsidiary of Mountain Valley Bancshares for reasons relating to the performance of his or her duties.

     In the absence of a provision dealing with the removal of directors, such as article 9, the Georgia Business Corporation Code provides that if the directors have staggered terms, then the shareholders may remove directors only for cause, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise.

     Advantages and disadvantages of articles 7, 8 and 9

     Articles 7, 8 and 9 of Mountain Valley Bancshares’ articles of incorporation would make it more difficult for shareholders of Mountain Valley Bancshares, including those holding a majority of the outstanding shares of Mountain Valley Bancshares stock, to force an immediate change in the composition of a majority of the board of directors, even if the reason for the change was the performance of the present directors. Under article 7, the terms of only one-third of the incumbent directors will expire each year, provided no new directorships are created and no directors resign or are removed from office. Under article 8 and article 3.2 of Mountain Valley Bancshares’ bylaws, it will be more difficult to create new directorships, and under article 9, it will be more difficult to remove directors without cause. Accordingly, generally two annual shareholders’ meetings will be required to change a majority of the directors of Mountain Valley Bancshares instead of one such meeting.

     The board believes that articles 7, 8 and 9 will help to assure continuity and stability in the leadership and policies of Mountain Valley Bancshares. We also believe that these articles will enable Mountain Valley Bancshares to protect the interests of its shareholders in the event that another party, through a takeover bid or otherwise, obtains a substantial number of shares of Mountain Valley Bancshares stock.

     It would be impossible, assuming that no new directorships were created, no directors resigned and no directors were removed from office, for shareholders to change a majority of the directors at any one annual meeting should they consider such a change desirable unless the shareholders controlled sufficient votes to amend articles 7, 8 or 9 (two-thirds of the outstanding shares). Although articles 7, 8 and 9 will make it more difficult to acquire operating control of Mountain Valley Bancshares in an unfriendly manner, directors who oppose or who are discouraged by new controlling shareholders might resign, thereby allowing directors elected by the new controlling shareholders to fill the vacancies created by such resignations.

     Supermajority voting on certain transactions

     Article 13 of the articles of incorporation of Mountain Valley Bancshares, provides, with certain exceptions, that any merger or share exchange involving Mountain Valley Bancshares or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Mountain Valley Bancshares stock. However, an exception to this rule exists where the board of directors of Mountain Valley Bancshares has approved the particular transaction by the affirmative vote of more than two-thirds of the entire board. In cases where this exception applies, the applicable provisions of the Georgia Business Corporation Code govern, and shareholder approval of the transaction would require a favorable vote by a majority of all votes entitled to be cast.

     The primary purpose of this article is to discourage any party from attempting to acquire control of Mountain Valley Bancshares without negotiation with the board of directors. Such a merger or sale might not be in the best interests of Mountain Valley Bancshares or its shareholders. This provision may also serve to reduce the risk of a potential conflict of interest between a substantial shareholder on the one hand and Mountain Valley Bancshares and its other shareholders on the other.

     You should recognize that the foregoing provision could enable the holders of a minority of the shares of Mountain Valley Bancshares stock to prevent a transaction favored by the holders of a majority of such shares. Also, in some circumstances, the board of directors could, by withholding its consent to such a transaction, cause a two-thirds vote to be required to approve the transaction, thereby enhancing the ability of management to retain control over the affairs of Mountain Valley Bancshares and their positions with Mountain Valley Bancshares. However, of the ten persons who are directors of Mountain Valley Bancshares, only one is affiliated with Mountain Valley Bancshares or its subsidiary bank in a full-time management position.

     Evaluation of an acquisition proposal

     Article 14 provides that the response of Mountain Valley Bancshares to any acquisition proposal made by another party will be based on the board’s evaluation of the best interests of Mountain Valley Bancshares and its shareholders. As used in this Prospectus, an acquisition proposal refers to any offer of another party:

•	to make a tender offer or exchange offer for any equity security of Mountain Valley Bancshares;

•	to merge or consolidate Mountain Valley Bancshares with another corporation; or

•	to purchase or otherwise acquire all or substantially all of the assets owned by Mountain Valley Bancshares.

     Article 14 charges the board, in evaluating an acquisition proposal, to consider all relevant factors, including:

•	the expected social and economic effects of the transaction on the employees, customers and other constituents (e.g., suppliers of goods and services) of Mountain Valley Bancshares and its subsidiaries;

•	the expected social and economic effects on the communities within which Mountain Valley Bancshares and its subsidiaries operate; and

•	the consideration being offered by the other corporation in relation

•	to the then current value of Mountain Valley Bancshares as determined by a freely negotiated transaction; and

•	to the board of directors’ then estimate of Mountain Valley Bancshares’ future value as an independent entity.

The enumerated factors are not exclusive, and the board may consider other relevant factors.

     Mountain Valley Bancshares included this article in its articles of incorporation because banks are charged with providing support to and being involved with the communities they serve. The board believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the consideration being offered in relation to the then market or book value of Mountain Valley Bancshares stock. Neither the Georgia Business Corporation Code nor the Georgia Financial Institutions Code specifically enumerates the factors the board of directors of a corporation or a bank, respectively, should consider in the event the corporation or the bank is presented with an acquisition proposal.

     While the value of the consideration offered to shareholders is the main factor when weighing the benefits of an acquisition proposal, the board believes it appropriate also to consider all other relevant factors. For example, this article directs the board to evaluate the consideration being offered in relation to the then current value of Mountain Valley Bancshares determined in a freely negotiated transaction and in relation to the board’s then estimate of the future value of Mountain Valley Bancshares as an independent concern. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The board believes that frequently the consideration offered in such a situation, even though it may be in excess of the then market value (i.e., the value at which shares are then currently trading), is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms which reflect not only the current value, but also the future value of Mountain Valley Bancshares.

     One effect of this article may be to discourage a tender offer in advance. Often a potential acquirer consults the board of a target corporation prior to or after commencing a tender offer in an attempt to avoid a contest from developing. In the opinion of the board, this provision will strengthen its position in dealing with any potential acquirer which might attempt to acquire Mountain Valley Bancshares through a hostile tender offer. Another effect of this article may be to dissuade shareholders who might be displeased with the board’s response to an acquisition proposal from engaging Mountain Valley Bancshares in costly litigation. This provision, however, does not affect the right of a shareholder displeased with the board’s response to an acquisition proposal to institute litigation against Mountain Valley Bancshares and to allege that the board breached an obligation to shareholders by not limiting its evaluation of an acquisition proposal to the value of the consideration being offered in relation to the then market or book value of Mountain Valley Bancshares stock.

     Article 14 would not make an acquisition proposal regarded by the board as being in the best interests of Mountain Valley Bancshares more difficult to accomplish. It would, however, permit the board to determine that an acquisition proposal was not in the best interests of Mountain Valley Bancshares (and thus to oppose it) on the basis of the various factors deemed relevant. In some cases, such opposition by the board might have the effect of maintaining the positions of incumbent management.

     Amendment of antitakeover provisions

     Any amendment of articles 7, 8, 9, 13 and 14 of Mountain Valley Bancshares’ articles of incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Mountain Valley Bancshares stock, unless two-thirds of the entire board of directors approves the amendment. If two-thirds of the board approves the amendment, the applicable provisions of the Georgia Business Corporation Code would govern, and the amendment would be approved by a majority of the shares entitled to be cast on the amendment.

Limitation of liability and indemnification of directors, officers and employees

     Mountain Valley Bancshares’s articles of incorporation eliminate a director’s personal liability for breach of duty as a director to the fullest extent permitted by law.

     Mountain Valley Bancshares’s bylaws provide for indemnification to the fullest extent permitted by law. Federal law prohibits Mountain Valley Bancshares from paying any indemnification with respect to any liability or legal expense incurred by a director, officer, or employee as result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Mountain Valley Bancshares pursuant to the foregoing provisions,

Mountain Valley Bancshares has been informed that in the opinion of the SEC indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Shares eligible for future sale

     Upon completion of the offering, Mountain Valley Bancshares will have a minimum of 700,000 and a maximum of 1,000,000 shares of common stock outstanding. These shares will be freely tradable without restriction, except that “affiliates” of Mountain Valley Bancshares must comply with the registration requirements of the Securities Act of 1933 or an exemption from registration, such as an exemption provided by Rule 144.

     Rule 144 defines an affiliate of a company as a person who directly or indirectly controls, or is controlled by, or is under common control with, the company. Affiliates of a company generally include its directors, officers and principal shareholders.

     Each of Mountain Valley Bancshares’ affiliates who purchases common stock in this offering may sell under Rule 144, within any three-month period, such number of shares of common stock that does not exceed the greater of:

(1)	1% of the outstanding shares of common stock, or

(2)	Mountain Valley Bancshares’ average weekly trading volume during the four calendar weeks preceding the affiliate’s proposed sale.

Sales by affiliates under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about Mountain Valley Bancshares.

     Prior to the offering, there has not been a public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock on the public market could adversely affect prevailing market prices and the ability of Mountain Valley Bancshares to raise equity capital in the future.

Supervision and regulation

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information relevant to Mountain Valley Bancshares and Mountain Valley Community Bank. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

General

     If we receive our appropriate approvals, Mountain Valley Bancshares will be a bank holding company registered with the Federal Reserve and the Georgia Department of Banking and Finance under the Bank Holding Company Act and the Georgia Bank Holding Company Act, respectively. We are subject to the supervision, examination and reporting requirements of these acts and the regulations of the Federal Reserve and the Georgia Department of Banking and Finance issued under these acts. Mountain Valley Community Bank will be a Georgia chartered bank subject to supervision by the Georgia Department of Banking and Finance and its deposits will be insured by the FDIC and the bank will also be subject to supervision by the FDIC.

     The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	it may acquire direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than five percent (5%) of the voting shares of the bank;

•	it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or

•	it may merge or consolidate with any other bank holding company.

     The Bank Holding Company Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or that would substantially lessen competition in the banking business, unless the public interest in meeting the needs of the communities to be served outweighs the anti-competitive effects. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks involved and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, and consideration of convenience and needs issues focuses, in part, on the performance under the Community Reinvestment Act of 1977 (“CRA”), both of which are discussed in more detail below.

     The Bank Holding Company Act generally prohibits a bank holding company from engaging in activities other than:

•	banking;

•	managing or controlling banks or other permissible subsidiaries; and

•	acquiring or retaining direct or indirect control of any company engaged in any activities other than activities closely related to banking or managing or controlling banks.

However, the activities permissible to bank holding companies and their affiliates were substantially expended by the Gramm-Leach-Bliley Act. Gramm-Leach-Bliley repealed the anti-affiliation provisions of the Glass-Steagall Act and permits the common ownership of commercial banks, investment banks and insurance companies. The BHC Act was amended to permit a financial holding company to engage in any activity and acquire and retain any company that the Federal Reserve determines to be:

•	financial in nature or incidental to such financial activity; or

•	complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

The Federal Reserve must consult with the Secretary of the Treasury in determining whether an activity is financial in nature or incidental to a financial activity. Holding companies may continue to own companies conducting activities which had been approved by Federal order or regulation on the day before Gramm-Leach-Bliley was enacted.

     In determining whether a particular activity is financial in nature or incidental or complementary to a financial activity, the Federal Reserve must consider (1) the purpose of the Bank Holding Company and Gramm-Leach-Bliley Acts, (2) changes or reasonable expected changes in the marketplace in which financial holding companies compete and in the technology for delivering financial services, and (3) whether the activity is necessary or appropriate to allow financial holding companies to effectively compete with other financial service providers and to efficiently deliver information and services. The Act expressly lists the following activities as financial in nature:

•	Lending, trust and other banking activities;

•	Insuring, guaranteeing, or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes, in any state;

•	Providing financial, investment or advisory services;

•	Issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

•	Underwriting, dealing in or making a market in securities;

•	Other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

•	Foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

•	Merchant banking through securities or insurance affiliates; and

•	Insurance company portfolio investments.

     In qualifying to become a financial holding company, the holding company’s depository institution subsidiaries are required to be well capitalized and well managed and must have had a Community Reinvestment Act rating of at least “satisfactory”. Additionally, the holding company is required to file an election with the Federal Reserve to become a financial holding company. Mountain Valley Bancshares has not filed an election to become a financial holding company but may do so in the future.

     The Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or control of any subsidiary when the continuation of the activity or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

     Mountain Valley Community Bank will be subject to regulation, supervision and examination by the FDIC and the Georgia Department of Banking and Finance. The FDIC and the Georgia Department of Banking and Finance will regularly examine the operations of Mountain Valley Community Bank. The supervisory regulators are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions. They also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

Payment of dividends

     Mountain Valley Bancshares is a legal entity separate and distinct from its subsidiary, Mountain Valley Community Bank. Substantially all of Mountain Valley Bancshares’s revenues will result from amounts paid as dividends by Mountain Valley Community Bank. Mountain Valley Community Bank is subject to statutory and regulatory limitations on the payment of dividends to Mountain Valley Bancshares. Mountain Valley Bancshares is subject to statutory and regulatory limitations on dividend payments to its shareholders.

     If, in the opinion of the federal banking regulators, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulatory authority may require, after notice and hearing, that the institution cease and desist from the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See “—Prompt corrective action” at page 35.

     The Georgia Financial Institutions Code and the Georgia Banking Department’s regulations provide:

•	that dividends of cash or property may be paid only out of the bank’s retained earnings;

•	that dividends may not be paid if the banks’ paid-in capital and retained earnings which are set aside for dividend payment and other distributions do not, in combination, equal at least 20% of the bank’s capital stock; and

•	that dividends may not be paid without prior approval of the Georgia Banking Department if:

•	the bank’s total classified assets at its most recent examination exceed 80% of its equity capital;

•	the aggregate amount of dividends to be declared exceeds 50% of the bank’s net profits after taxes but before dividends for the previous calendar year; or

•	the ratio of equity capital to total adjusted assets is less than 6%.

Finally, pursuant to restrictions contained in the Department of Banking’s letter approving the bank’s application to organize a new bank, the bank is required to maintain a tier 1 capital ratio, as defined by the Department’s Statement of Policies, of not less than 8% during the first three years of operations. Also during the first three years of operation, no dividends shall be paid without the prior approval of the Department of Banking, and cash dividends shall be paid only from net operating income and shall not be paid until an appropriate allowance for loan and lease losses has been established and overall capital is considered adequate in accordance with the Department’s Statement of Policies.

     The organizers anticipate that the earnings of the bank, if any, will be held for purposes of enhancing the bank’s capital. No assurances can be given that any dividends to our shareholders will be declared in the immediate future or, if declared, what the amount of such dividends will be or whether such dividends will continue for future periods.

Financial Relationship between Mountain Valley Bancshares and Mountain Valley Community Bank

     There are also various legal restrictions on the extent to which Mountain Valley Bancshares may borrow or otherwise obtain credit from its banking subsidiary, Mountain Valley Community Bank. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited to ten percent (10%) of banking subsidiary’s capital stock and surplus.

     Under Federal Reserve policy, Mountain Valley Bancshares is expected to act as a source of financial strength to its banking subsidiary and to commit resources to support it.

     Any capital loans by a banking holding company to a subsidiary bank are usually subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary bank. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment. This support may be required at times when a bank holding company may not be able to provide such support.

Capital adequacy

     Mountain Valley Bancshares is required to comply with the capital adequacy standards established by the Federal Reserve. Mountain Valley Community Bank is required to comply with the capital adequacy standards established by the FDIC. The Federal Reserve has promulgated two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The risk-based capital standards are designed to:

•	make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies;

•	account for off-balance sheet exposure; and

•	minimize disincentives for holding liquid assets.

Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets is eight percent (8%) and for Tier 1 Capital, which is common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and noncumulative perpetual preferred stock, less goodwill and certain other intangible assets, is four percent (4%). The remainder may consist of Tier 2 Capital, which is certain subordinated debt, other preferred stock and a limited amount of loan loss reserves.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet specified criteria. All other bank holding companies generally are required to maintain a leverage ratio of at least 3%, plus an additional cushion of 1% to 2%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a “tangible Tier 1 Capital leverage ratio” and other indicia of capital strength in evaluating proposals for expansion or new activities.

     Mountain Valley Bancshares’s subsidiary bank, Mountain Valley Community Bank, is subject to risk-based and leverage capital requirements adopted by the FDIC which are substantially similar to those adopted by the Federal Reserve for bank holding companies and include minimum capital requirements of Tier 1 Capital 4%, Total Capital 8% and leverage ratio of 4%.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on taking brokered deposits and certain other restrictions on its business. As described below, the FDIC can impose substantial additional restrictions upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See “—Prompt corrective action” at page 35.

Prompt corrective action

     The Federal Deposit Insurance Act, among other things, requires the federal regulatory agencies to take “prompt corrective action” if a depository institution does not meet minimum capital requirements. The Act establishes five capital tiers: “well capitalized”; “adequately capitalized”; “undercapitalized”; “significantly undercapitalized”; and “critically undercapitalized”. A depository institution’s capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be:

•	“well capitalized” if it has a total capital ratio of 10% or greater, a tier 1 capital ratio of 6% or greater and a leverage ratio of 5% or greater and is not subject to any order or written directive by the appropriate regulatory authority to meet and maintain a specific capital level for any capital measure;

•	“adequately capitalized” if it has a total capital ratio of 8% or greater, a tier 1 capital ratio of 4% or greater and a leverage ratio of 4% or greater (three percent in certain circumstances) and is not “well capitalized”;

•	“undercapitalized” if it has a total capital ratio of less than 8%, a tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (three percent in certain circumstances);

•	“significantly undercapitalized” if it has a total capital ratio of less than 6%, a tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and

•	“critically undercapitalized” if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters.

     The Act generally prohibits a FDIC-insured bank from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be “undercapitalized”. “Undercapitalized” banks are subject to growth limitations and are required to submit a capital restoration plan. The federal regulators may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the bank’s capital. In addition, for a capital restoration plan to be acceptable, the bank’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the bank’s total assets at the time it became “undercapitalized”; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized”.

     “Significantly undercapitalized” insured banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized”, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator. A bank that is not “well capitalized” is subject to certain limitations relating to so-called “brokered” deposits.

Community Reinvestment Act

     The CRA requires federal bank regulatory agencies to encourage financial institutions to meet the credit needs of low- and moderate-income borrowers in their local communities. An institution’s size and business strategy determines the type of examination that it will receive. Large, retail-oriented institutions will be examined using a performance-based lending, investment and service test. Small institutions will be examined using a streamlined approach. All institutions may opt to be evaluated under a strategic plan formulated with community input and pre-approved by the bank regulatory agency.

     CRA regulations provide for certain disclosure obligations. Each institution must post a notice advising the public of its right to comment to the institution and its regulator on the institution’s CRA performance and to review the institution’s CRA public file. Each lending institution must maintain for public inspection a public file that includes a listing of branch locations and services, a summary of lending activity, a map of its communities and any written comments from the public on its performance in meeting community credit needs. The CRA requires public disclosure of a financial institution’s written CRA evaluations. This promotes enforcement of CRA requirements by providing the public with the status of a particular institution’s community reinvestment record.

     CRA agreements with private parties must be disclosed and annual CRA reports must be made to a bank’s primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under this Act may be commenced by a holding company or by a banking financial subsidiary if any of its bank subsidiaries received less than a “satisfactory” CRA rating in its latest CRA examination.

Privacy

     Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties which market the institutions’ own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

Fiscal and monetary policy

     Banking is a business that depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank’s earnings. Thus, the earnings and growth of Mountain Valley Community Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on Mountain Valley Community Bank cannot be predicted.

     Current and future legislation and the policies established by federal and state regulatory authorities will affect Mountain Valley Community Bank’s future operations. Banking legislation and regulations may limit its growth and the return to our investors by restricting certain of our activities.

     In addition, capital requirements could be changed and have the effect of restricting our activities or requiring additional capital to be maintained. We cannot predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on Mountain Valley Community Bank’s business.

Legal matters

     Miller & Martin LLP, Atlanta, Georgia, will pass upon the validity of the shares of common stock offered by this prospectus.

Reports to shareholders

     Upon the effective date of the Registration Statement on Form SB-2 which registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, Mountain Valley Bancshares will be subject to the reporting requirements of the Securities Exchange Act of 1934, as currently in effect, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will exist at least through the end of this fiscal year and will continue for fiscal years thereafter, except that these reporting obligations may be suspended for any subsequent fiscal year if at the beginning of the year the common stock is held of record by less than 300 persons.

     At any time that Mountain Valley Bancshares is not a reporting company, it will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Georgia Department of Banking and Finance. Mountain Valley Bancshares’s fiscal year ends on December 31. Additionally, Mountain Valley Bancshares will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

Experts

     The audited financial statements for MVCB, L.L.P. at December 31, 2003, and from the period from June 24, 2003 (inception) until December 31, 2003, included in this prospectus have been included in reliance on the report of Cherry, Bekaert & Holland, L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. MVCB, L.L.P. was established to facilitate the organization of Mountain Valley Bancshares and Mountain Valley Community Bank. Upon the capitalization of Mountain Valley Bancshares and Mountain Valley Community Bank, the rights and obligations of MVCB, L.L.P. will be assumed by Mountain Valley Bancshares. Accordingly, MVCB, L.L.P. is the predecessor to Mountain Valley Bancshares.

Additional information

     Mountain Valley Bancshares has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as currently in effect, relating to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information about Mountain Valley Bancshares and the common stock, we refer you to the Registration Statement and its exhibits. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of the Registration Statement are available at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Mountain Valley Bancshares, that file electronically with the Securities and Exchange Commission.

     Mountain Valley Bancshares and its directors have filed or will file various applications with the FDIC, the Federal Reserve, and the Georgia Department of Banking and Finance. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from Mountain Valley Bancshares and information in public files and records maintained by the FDIC, the Federal Reserve, and the Georgia Department of Banking and Finance, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

MVCB, L.L.P.

(A Development Stage Enterprise)

Financial Statements

December 31, 2003

MVCB, L.L.P.
(A Development Stage Enterprise)

Independent Accountants Report

To the Partners
MVCB, L.L.P.
Cleveland, Georgia

We have audited the accompanying balance sheet of MVCB, L.L.P. (A Development Stage Enterprise), as of December 31, 2003, and the related statements of loss, changes in partner’s deficit, and cash flows for the period June 24, 2003, date of inception, to December 31, 2003. These financial statements are the responsibility of the Partnership’s Management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MVCB, L.L.P. (a development state company) as of December 31, 2003, and the results of its operations and its cash flows for the period from June 24, 2003 through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that MVCB, L.L.P. will continue as a going concern. As discussed in note 1 to the financial statements, MVCB, L.L.P. is an organizational entity and operations have not commenced. Also, as discussed in note 3, future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the ability of MVCB, L.L.P. to continue as a going concern. Management’s plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.

Atlanta, Georgia
January 20, 2004

/s/ Cherry, Bekaert & Holland, L.L.P.

MVCB, L.L.P.
(A Development Stage Enterprise)

Balance Sheet
December 31, 2003

Assets
Cash	$13,025
Land and building costs	1,029,295
Deferred offering costs	13,240
Other assets	4,250

Total assets	$1,059,810

Liabilities and Partner’s Deficit
Liabilities
Acquisition Loan	$1,002,563
Organizational line of credit	260,611
Accrued costs	9,888
Accrued interest	13,368

Total liabilities	1,286,430

Partner’s Deficit
Partner’s capital	—
Deficit accumulated during development stage	(226,620)

Total partner’s deficit	(226,620)

Total liabilities and partner’s deficit	$1,059,810

See notes to the financial statements.

MVCB, L.L.P.
(A Development Stage Enterprise)

Statement of Loss
For the Period June 24, 2003, Date of Inception
to December 31, 2003

Expenses
Consulting fees	$72,500
Payroll and taxes	81,804
Attorney fees	7,042
Interest	15,110
Regulatory fees	20,000
Other operating costs	30,164

Net (loss) and deficit accumulated during the developmental stage	$(226,620)

See notes to the financial statements.

MVCB, L.L.P.
(A Development Stage Enterprise)

Statement of Cash Flows
For the Period June 24, 2003, Date of Inception,
To December 31, 2003

Operating Activities
Reconciliation of net loss to net cash used in operating activities:
Net Loss	$(226,620)
Adjustments to reconcile net loss to net cash used in operating activities:
(Increase) in deferred offering costs	(13,240)
Increase in accrued interest	13,368
Increase in accrued costs and assets,net	8,201

Net cash used in operating activities	(218,291)

Investing Activities
Purchase of land, building, and design costs	(29,295)

Net cash used in investing activities	(29,295)

Financing Activities
Proceeds from organizational line of credit	260,611
Advances from partners	100,000
Repayments to partners	(100,000)

Net cash provided by financing activities	260,611

Net increase in cash	13,025
Cash at beginning of period	—

Cash at end of period	$13,025

Non-cash investing activity:
Acquisition loan to finance premises acquisition	$1,002,563

See notes to the financial statements.

MVCB, L.L.P.
(A Development Stage Enterprise)

Statement of Changes in Partner’s Deficit
For the Period June 24, 2003, Date of Inception,
To December 31, 2003

	Deficit Accumulated
	During Development
	Stage	Total

Net Loss	$226,620	$226,620

Balance at December 31, 2003	$226,620	$226,620

See notes to the financial statements.

MVCB, L.L.P.
(A Development Stage Enterprise)

Notes to the Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies

MVCB, L.L.P. (MVCB) is a Georgia limited liability partnership established to facilitate certain aspects of the organization of a bank holding company, proposed to be named Mountain Valley Bancshares, Inc. (the Company), for the purpose of owning all of the capital stock of Mountain Valley Community Bank (in organization) (the Bank). The partners of MVCB are the organizers (the Organizers) of the Company and the Bank.

The Company is being established by the organizers as a bank holding company pursuant to the Bank Holding Company Act of 1956. The Bank is being organized as a state chartered bank under the laws of Georgia with the purpose of becoming a new bank to be located in White County, Georgia. The Organizers have filed a charter application with the Georgia Department of Banking and Finance (DBF) and an application for deposit insurance with the Federal Deposit Insurance Corporation (FDIC). On December 15, 2003, the Bank received conditional approval from the DBF for a charter for the Bank.

The Company is in the process of a common stock offering to raise capital for the initial capitalization of the Company and the Bank. Provided that the DBF and FDIC applications are timely approved and the necessary capital is raised, it is expected that banking operations will commence in the second quarter of 2004.

MVCB was established on June 24, 2003. Management has prepared these financial statements to include financial information from the inception date of June 24, 2003.

Upon completion of this offering and capitalization of Mountain Valley Bancshares, Inc. the Company will capitalize Mountain Valley Community Bank and the Company will be the sole stockholder of the Bank. The Bank will then purchase the land and building for the site of the Bank from MVCB, L.L.P., at a purchase price equal to the amount that MVCB, L.L.P. has invested in the property. MVCB, L.L.P. and the Company will then effect a tax-free reorganization in which the Company will assume the remaining assets and liabilities and rights and obligations of MVCB, L.L.P. The Company will be the surviving entity.

MVCB is a development stage enterprise as defined by Statement of Financial Accounting Standard No. 7, “Accounting and Reporting by Development Stage Enterprises,” as it devotes to substantially all its efforts to establishing a new business. Planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

The Company intends to sell a minimum of 700,000 shares up to maximum of 1,000,000 shares of its common stock at $10 per share. The offering would raise gross proceeds of between $7,000,000 and $10,000,000. The proposed directors and executive officers of the Company plan to purchase 210,000 shares of common stock at $10 per share in the offering, for a total investment of $2,100,000. For every five shares purchased by any subscriber, the subscriber will receive a warrant to purchase one share of common

MVCB, L.L.P.
(A Development Stage Enterprise)

Notes to the Financial Statements (continued)

Note 1 – Organization and Summary of Significant Accounting Policies (continued)

stock at $10. The warrants will be exercisable in whole or in part for up to three years from the date of grant. The remaining shares will be sold through a public offering.

Estimates

The financial statements include estimates and assumptions that effect the financial position and results of operations of MVCB and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Deferred Offering Expenses

Deferred offering expenses have been incurred by MVCB in connection with the pending offering and issuance of its stock. The deferred offering expenses will be deducted from the Company’s additional paid-in capital after the stock offering. If the stock offering is deemed unsuccessful, all deferred offering expenses will be charged to operations during the period in which the offering is deemed unsuccessful.

Organization Costs

Organization costs include incorporation, legal and consulting fees incurred in connection with establishing the Company. In accordance with Statement of Position (SOP) 98-5, “Reporting on the Costs of Start-Up Activities,” organization costs are expensed when incurred.

Income Taxes MVCB is a limited liability partnership, and accordingly, no provision or benefit from income tax effects is provided for in the statement of operations.

Note 2 – Line of Credit

MVCB has established a $500,000 line of credit with a financial institution to fund operating expenses during the development stage. The line is uncollateralized and is guaranteed by the Organizers. The line bears interest at the prime rate less 25 basis points and matures August 2004. The interest rate on the note at December 31, 2003 was 3.75%. Interest is payable monthly, with all principal due at maturity.

MVCB, L.L.P.
(A Development Stage Enterprise)

Notes to the Financial Statements (continued)

Note 3 – Liquidity and Going Concern Considerations

MVCB incurred a net loss of $226,620 for the period from June 24, 2003 (inception) to December 31, 2003. At December 31, 2003, liabilities exceeded assets by $226,620.

Management believes that the current level of expenditures is within the financial and borrowing capabilities of MVCB and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

To provide permanent funding for the capitalization of the Company and the Bank, the Company is currently offering a minimum of 700,000 shares up to a maximum of 1,000,000 shares of its common stock at $10 per share in an initial public offering. Costs related to the organization and registration of the Company’s common stock will be paid from the gross proceeds of the offering. The Company must receive the minimum amount of $7,000,000 in its initial public offering in order to capitalize the Bank. Should the Company be unable to raise this amount, the ability of MVCB to continue as a going concern would be doubtful.

Note 4 – Commitments

MVCB acquired approximately 1.54 acres of land in White County, Georgia for approximately $1,000,000. This land, and the building on the property, when renovated, will be used for the main office of the Bank. The acquisition was financed by a loan of approximately $1,000,000 from a financial institution, secured by the real estate, and guaranteed by the organizers. The loan bears interest at the prime rate, with a floor of 4%. At December 31, 2003, the interest rate on the loan was 4%. The loan provides for quarterly interest payments to begin March 5, 2004, with all accrued interest and principal due at maturity on June 5, 2004.

MVCB has engaged an architect to assist in the design and renovation of the acquired building. At December 31, 2003 MVCB has paid an 80% down payment of $28,000 on the contract. An additional $7,000 will be due to the architect upon completion of the services.

MVCB has established an employment agreement for the proposed company with the proposed President and Chief Executive Officer, providing for an initial term of five years. The agreement provides for a base salary, stock options, and other perquisites commensurate with this employment, and will be assumed by the Company upon operational establishment of the Company.

MVCB, L.L.P.
(A Development Stage Enterprise)

Note to the Financial Statements (continued)

Note 5 – Subsequent Events

On January 14, 2004, the Company was incorporated in the State of Georgia.

Subsequent to December 31, 2003, MVCB obtained a $1,900,000 loan to pay off the $1,002,563 Acquisition Loan, with the difference to be utilized in the renovation of the building. The loan bears interest at the prime rate less 100 basis points and matures February 2005.

Part II

Information not required in prospectus

Item 24. Indemnification of directors and officers.

     Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if such individual conducted himself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851 of the Georgia Business Corporation Code or in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him.

     Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that it is fair and reasonable to indemnify such director in view of all the relevant circumstances, even if such director has not met the standard of conduct set forth in Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable according to Section 14-2-851 of the Georgia Business Corporation Code. However, if such director was adjudged liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding. If the court orders indemnification and/or advance of expenses pursuant to Section 14-2-854 of the Georgia Business Corporation Code, the court may also order the corporation to pay the director’s reasonable expenses in obtaining the court-ordered indemnification or advance of expenses.

     Section 14-2-852 of the Georgia Business Corporation Code provides that if a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

     Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, a resolution of its board of directors or a contract except for liability arising out of conduct that constitutes: (i) appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) receipt of an improper personal benefit; or (iv) making distributions in violation of Section 14-2-640 of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court-ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or by contract.

     Section 14-2-858 of the Georgia Business Corporation Code provides that a corporation may purchase and maintain on behalf of a director, officer, employee or agent of a corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status.

     Section 9.2(a) of the bylaws of Mountain Valley Bancshares, Inc. provides that the corporation shall indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in, or not opposed to, the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Pursuant to Section 9.2(d), the corporation may not indemnify a director under

Section 9.2 of the bylaws of Mountain Valley Bancshares, Inc.; (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification under Section 9.2 is limited to reasonable expenses incurred in connection with the proceeding.

     Section 9.3 of the bylaws of Mountain Valley Bancshares, Inc. provide that, to the extent a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

     According to Section 9.5 of the bylaws of Mountain Valley Bancshares, Inc., upon application by the director, a court may order indemnification or advances for expenses if it determines that: (i) the director is entitled to mandatory indemnification pursuant to Section 9.3 of the bylaws of Mountain Valley Bancshares, Inc., in which case, the court shall also order the corporation to pay the director’s reasonable expenses incurred to obtain court-ordered indemnification; (ii) the director is fairly and reasonably entitled to indemnification in view of all relevant circumstances, whether or not he met the standard of conduct contained in Section 9.2(a) of the bylaws of Mountain Valley Bancshares, Inc. or he was adjudged liable as described in Section 9.2(d); however, if he was adjudged so liable the indemnification shall be limited to reasonable expenses incurred unless otherwise stated by contract, resolution ratified or approved by the stockholders or the articles of incorporation of Mountain Valley Bancshares, Inc.; or (iii) in the case of advances for expenses, the director is entitled to payment, according to the articles of incorporation or bylaws of Mountain Valley Bancshares, Inc. or any resolution or agreement, of reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.

     Section 9.8 of the bylaws of Mountain Valley Bancshares, Inc. provides that an officer of the corporation who is not a director is entitled to indemnification and advance of expenses to the same extent and subject to the same conditions as a director of the corporation except that there is no provision for court-ordered indemnification or advance of expenses for officers contained in the bylaws of Mountain Valley Bancshares, Inc.. Employees or agents of the corporation who are not directors are entitled to indemnification and advance of expenses to the same extent and subject to the same conditions as a director of the corporation.

     Section 9.9 of the bylaws of Mountain Valley Bancshares, Inc. provides that the corporation may purchase and maintain on behalf of a director, officer, employee or agent of the corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status with the corporation whether or not the corporation would have the power to indemnify that person under the bylaws of Mountain Valley Bancshares, Inc.

     Article 11 of the articles of incorporation of Mountain Valley Bancshares, Inc. provides that a director shall not be personally liable for any breach of duty as a director, except for liability for: (i) any appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) distributions in violation of the Georgia Business Corporation Code; or (iv) any transaction for which the director derived an improper personal benefit.

Item 25. Other expenses of issuance and distribution.

     Expenses of the sale of the Registrant’s common stock, no par value, are as follows:

Registration Fee	$2,000
Legal Fees and Expenses (Estimate)	$30,000
Accounting Fees and Expenses (Estimate)	$10,000
Printing and Engraving Expenses (Estimate)	$5,000

TOTAL	$47,000

Item 26. Recent sales of unregistered securities.

     In connection with its incorporation, the Registrant issued five shares of its common stock to Marc J. Greene for aggregate consideration equal to $50.00. The issuance of these shares was exempt from the registration requirements of the Securities Act of 1933 (the “Act”) as a transaction not involving a public offering under Section 4(2) of the Act. Upon completion of this offering these shares will be redeemed for the same consideration as that paid and the Registrant’s outstanding capital securities will consist of the securities issued in connection with this offering.

Item 27. Exhibits.

Exhibit
Number	Description

3.1	Articles of incorporation

3.2	Bylaws

4.1	Instruments Defining Rights of Security Holders (See articles of incorporation at Exhibit 3.1 hereto and bylaws at Exhibit 3.2 hereto).

5.1	Legal Opinion of Miller & Martin LLP

10.1	Promissory note evidencing line of credit used to pay organizational expenses

10.2	Real Estate Purchase Agreement dated July 15, 2003 by and between Jerry Cleveland Ward and MVCB, L.L.P.

10.3	Escrow Agreement dated January 28, 2004 with The Bankers Bank

10.4	Employment agreement with Marc J. Greene

21	Subsidiaries of the Registrant

23.1	Consent of Cherry, Bekaert & Holland, L.L.P.

23.2**	Consent of Miller & Martin LLP (appears in Legal Opinion at Exhibit 5.1 hereto)

24.1	Power of Attorney (appeared on the signature page to the Registration Statement on Form SB-2, as amended, Registration No. 333- ).

**	Previously filed.

Item 28. Undertakings.

     The undersigned Registrant hereby undertakes as follows:

(a)  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

               (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (iii) To include any additional or changed material information on the plan of distribution.

     (2)  For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

     (3)  To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

(b)  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Cleveland, State of Georgia on February 19, 2004

Mountain Valley Bancshares, Inc.

By:	/s/ Marc J. Greene

Marc J. Greene, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Power of attorney

     KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Marc J. Greene and Rachel E. Marshall, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

Name	Position	Date

/s/ Marc J. Greene Marc J. Greene	President and Chief Executive Officer/Director	February 19 , 2004

/s/ Rachel E. Marshall Rachel E. Marshall	Senior VP – Finance (Principal Financial and Accounting Officer	February 19 , 2004

/s/ R. Keith Alexander R. Keith Alexander	Director	February 19 , 2004

/s/ B. David Barrett B. David Barrett	Director	February 19 , 2004

C. Lamar Black	Director	February 19 , 2004

/s/ E. Ray Black E. Ray Black	Director	February 19 , 2004

/s/ Joel R. Campbell Joel R. Campbell	Director	February 19 , 2004

/s/ J. Clifford Cox J. Clifford Cox	Director	February 19 , 2004

/s/ Aubrey H. McIntyre Aubrey H. McIntyre	Director	February 19 , 2004

/s/ June W. Parks June W. Parks	Director	February 19 , 2004

/s/ R. Gerald Sims R. Gerald Sims	Director	February 19 , 2004

Index of Exhibits

Exhibit
Number	Description

3.1	Articles of incorporation

3.2	Bylaws

4.1	Instruments Defining Rights of Security Holders (See articles of incorporation at Exhibit 3.1 hereto and bylaws at Exhibit 3.2 hereto).

5.1	Legal Opinion of Miller & Martin LLP

10.1	Promissory note evidencing line of credit used to pay organizational expenses

10.2	Real Estate Purchase Agreement dated July 15, 2003 by and between Jerry Cleveland Ward and MVCB, L.L.P.

10.3	Escrow Agreement dated January 28, 2004 with The Bankers Bank

10.4	Employment agreement with Marc J. Greene

21	Subsidiaries of the Registrant

23.1	Consent of Cherry, Bekaert & Holland, L.L.P.

23.2**	Consent of Miller & Martin LLP (appears in Legal Opinion at Exhibit 5.1 hereto)

24.1	Power of Attorney (appeared on the signature page to the Registration Statement on Form SB-2, as amended, Registration No. 333- ).

**	Previously filed.